                           SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))

[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              VALUE HEALTH, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           --------------------------------------------------------

   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14(a)-6(i)(1) and 0-11.

  1) Title of each class of securities to which transaction applies:
    Common Stock, no par value

  2) Aggregate number of securities to which transaction applies:
    54,632,577

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    $20.50

  4) Proposed maximum aggregate value of transaction:
    $1,119,967,829

  5) Total fee paid:
    $223,994

[X] Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:
    $400,762

  2) Form, Schedule or Registration Statement No.:
    Registration Statement on Form S-4 (Reg. No. 333-21307)

  3)Filing Party:
    Columbia/HCA Healthcare Corporation

  4) Date Filed:
    February 6, 1997

                                                               May 12, 1997

To the Stockholders of Value Health, Inc.:

  Enclosed are a Notice of Special Meeting of Stockholders, a Proxy Statement and a Proxy for a Special Meeting of Stockholders (the "Special Meeting") of Value Health, Inc. ("Value Health") to be held on June 18, 1997, at 10:00 a.m., local time, at the Avon Old Farms Inn, 1 Nod Road, Avon, Connecticut.

  At the Special Meeting, you will be asked to consider and vote on a proposal to approve and adopt an Amended and Restated Merger Agreement pursuant to which a wholly owned subsidiary of Columbia/HCA Healthcare Corporation ("Columbia") will be merged with and into Value Health, which will thereupon become a subsidiary of Columbia. The terms of the Merger Agreement provide that holders of Value Health Common Stock will receive $20.50 in cash for each share of Value Health Common Stock owned as of the effective date of the merger (other than shares held by stockholders, if any, who properly exercise their dissenters' rights of appraisal under Delaware law). Details of the proposed transaction are set forth in the accompanying Proxy Statement, which you should read carefully.

  After careful consideration, the Board of Directors of Value Health has determined that the proposed merger is fair to and in the best interests of Value Health and its stockholders. Accordingly, the Board of Directors has unanimously approved the Merger Agreement and recommends that all stockholders vote for its approval and adoption.

  All stockholders are invited to attend the Special Meeting in person. The affirmative vote of a majority of the outstanding shares of Value Health Common Stock will be necessary for approval and adoption of the Merger Agreement.

  IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. If you attend the Special Meeting in person you may, if you wish, vote personally on all matters brought before the Special Meeting even if you have previously returned your Proxy.

                                        Sincerely,

                                        LOGO
                                        Robert E. Patricelli
                                        Chairman of the Board,President and
                                         Chief Executive Officer

                             YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY


LOGO

                              VALUE HEALTH, INC.
                              22 WATERVILLE ROAD
                            AVON, CONNECTICUT 06001

                               ---------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON JUNE 18, 1997

                               ---------------

To the Stockholders of Value Health, Inc.:

  Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Value Health, Inc. ("Value Health") will be held on Wednesday, June 18, 1997, at 10:00 a.m., local time, at the Avon Old Farms Inn, 1 Nod Road, Avon, Connecticut, for the following purposes:

    (1) to consider and vote on a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger dated as of April 14, 1997 (the "Amended and Restated Merger Agreement"), among Columbia/HCA Healthcare Corporation, CVH Acquisition Corporation ("Columbia Sub") and Value Health, pursuant to which, among other things, (a) Columbia Sub would be merged with and into Value Health (the "Merger"), and (b) each share of Value Health Common Stock owned as of the effective date of the Merger would be converted into the right to receive $20.50 in cash (other than shares held by stockholders, if any, who properly exercise their dissenters' rights of appraisal under Delaware law), as described in the accompanying Proxy Statement;

    (2) to consider and vote upon a proposal to approve an adjournment of the Special Meeting to another time and/or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Amended and Restated Merger Agreement (the "Adjournment Proposal"); and

    (3) to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  Notwithstanding stockholder approval of the foregoing Proposal (1), Value Health reserves the right to abandon the Merger at any time prior to the consummation of the Merger under the terms and conditions set forth in Section
8.7 of the Amended and Restated Merger Agreement.

  The Board of Directors of Value Health has fixed the close of business on April 30, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting, and only stockholders of record at such time will be entitled to notice of and to vote at the Special Meeting. A list of Value Health stockholders entitled to vote at the Special Meeting will be available for examination, during ordinary business hours, at the principal offices of Value Health, 22 Waterville Road, Avon, Connecticut, for ten days prior to the Special Meeting.

  A form of Proxy and a Proxy Statement containing more detailed information with respect to the matters to be considered at the Special Meeting accompany this notice.

  You are cordially invited and urged to attend the Special Meeting in person, but if you are unable to do so, please complete, sign, date and promptly return the enclosed Proxy in the enclosed, self-addressed, stamped envelope. If you attend the Special Meeting and desire to revoke your Proxy and vote in person you may do so. In any event, a Proxy may be revoked at any time before it is voted.

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDED AND RESTATED MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE AMENDED AND RESTATED MERGER AGREEMENT.

  IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. AN ADDRESSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                                       By Order of the Board of Directors,
                                       LOGO
                                       Paul M. Finigan
                                       Secretary
Avon, Connecticut

May 12, 1997

                              VALUE HEALTH, INC.
                              22 WATERVILLE ROAD
                            AVON, CONNECTICUT 06001

                               ----------------

                                PROXY STATEMENT

                               ----------------

       SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 18, 1997

  This Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Value Health, Inc., a Delaware corporation ("Value Health"), for use in connection with a Special Meeting of Stockholders of Value Health which is to be held on Wednesday, June 18, 1997, or any adjournment(s) or postponement(s) thereof (the "Special Meeting"). At the Special Meeting, the stockholders of Value Health will consider and vote upon (i) a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger, dated as of April 14, 1997 (the "Amended and Restated Merger Agreement"), among Columbia/HCA Healthcare Corporation, a Delaware corporation ("Columbia"), CVH Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Columbia ("Columbia Sub"), and Value Health, pursuant to which Columbia Sub would be merged with and into Value Health (the "Merger") and (ii) a proposal to approve an adjournment of the Special Meeting to another time and/or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Amended and Restated Merger Agreement (the "Adjournment Proposal"). As a result of the Merger, each of the then outstanding shares of Common Stock, no par value, of Value Health (the "Value Health Common Stock") would be converted into the right to receive $20.50 in cash (other than shares held by stockholders, if any, who properly exercise their dissenters' rights of appraisal under Delaware law).

  The stockholders of Value Health also will consider and vote upon such other business as may properly come before the Special Meeting.

  A copy of the Amended and Restated Merger Agreement is attached hereto as Appendix A. The summaries of portions of the Amended and Restated Merger Agreement set forth in this Proxy Statement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the text of the Amended and Restated Merger Agreement.

  THE VALUE HEALTH BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDED AND RESTATED MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE AMENDED AND RESTATED MERGER AGREEMENT AND THE ADJOURNMENT PROPOSAL.

                               ----------------

  This Proxy Statement is first being mailed to the stockholders of Value Health on or about May 12, 1997.

                               ----------------

                               TABLE OF CONTENTS

SUMMARY...............................................................................   1
   The Parties........................................................................   1
   Special Meeting of Stockholders....................................................   2
   Vote Required......................................................................   2
   The Merger.........................................................................   2
THE SPECIAL MEETING...................................................................   6
   Matters to Be Considered at the Special Meeting....................................   6
   Vote Required......................................................................   6
   Voting of Proxies..................................................................   6
   Revocability of Proxies............................................................   6
   Record Date; Shares Entitled to Vote; Quorum.......................................   7
   Solicitation of Proxies............................................................   7
   Miscellaneous......................................................................   7
THE MERGER............................................................................   8
   General............................................................................   8
   Background of the Merger...........................................................   8
   Reasons for the Merger; Recommendation of the Board of Directors...................  13
   Opinion of Financial Advisor.......................................................  15
   Interests of Certain Persons in the Merger.........................................  18
   Columbia's Source of Funds.........................................................  20
   Certain Other Effects of the Merger................................................  20
   Accounting Treatment...............................................................  20
   Certain Federal Income Tax Consequences............................................  21
   Regulatory Approvals...............................................................  21
THE AMENDED AND RESTATED MERGER AGREEMENT.............................................  23
   The Merger.........................................................................  23
   Payment Procedures.................................................................  23
   Representations and Warranties.....................................................  24
   Certain Covenants..................................................................  25
   No Solicitation of Transactions....................................................  25
   Indemnification and Insurance......................................................  26
   Conditions.........................................................................  26
   Termination........................................................................  27
   Termination Fee....................................................................  28
   Expenses...........................................................................  28
   Amendment and Waiver...............................................................  28
   Alternative Merger Structure.......................................................  28
DISSENTING STOCKHOLDERS' RIGHTS OF APPRAISAL..........................................  29
SELECTED FINANCIAL DATA...............................................................  32
MARKET PRICES.........................................................................  32
   Dividend Policy....................................................................  32
BENEFICIAL OWNERSHIP OF VALUE HEALTH COMMON STOCK.....................................  33
STOCKHOLDER PROPOSALS.................................................................  34
OTHER MATTERS.........................................................................  34
DOCUMENTS INCORPORATED BY REFERENCE...................................................  35
APPENDIX A--AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER......................... A-1
APPENDIX B--OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED............. B-1
APPENDIX C--SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW....................... C-1

                                      (ii)

                                    SUMMARY

  As used in this Proxy Statement, "Value Health" refers to Value Health, Inc. and "Columbia" refers to Columbia/HCA Healthcare Corporation, and, unless the context otherwise requires, their respective subsidiaries and affiliated partnerships. The information contained in this Proxy Statement with respect to Value Health and its affiliates has been supplied by Value Health, and the information with respect to Columbia and its affiliates has been supplied by Columbia.

THE PARTIES

 Value Health

  Value Health provides specialty managed health care benefit programs and health care information services. Value Health's specialty managed health care programs are designed to manage costs and maintain quality in selected health care sectors that are of particular concern to employers and other benefit plan sponsors due to their size, rapid cost escalation and potential for overutilization. These areas include prescription drugs, mental health and substance abuse, workers' compensation management and disease management. Value Health's health care information services are based upon the use of clinical and data analysis to guide health care decision-making.

  Value Health was incorporated in Delaware in March 1987 for the purpose of acquiring and developing specialty managed health care businesses meeting its strategic objectives. From 1987 to 1996, Value Health made over 20 acquisitions of companies in the prescription drug, mental health and substance abuse, workers' compensation and information services fields. Value Health's principal executive offices are located at 22 Waterville Road, Avon, Connecticut 06001, and its telephone number at such address is (860) 678-3400.

 Columbia

  Columbia is one of the largest providers of health care services, with facilities in 37 states and two foreign countries. As of December 31, 1996, Columbia operated 321 general, acute care hospitals and 22 psychiatric hospitals. In addition, as part of its comprehensive health care networks, Columbia operates facilities that provide a broad range of outpatient and ancillary services. For the year ended December 31, 1996, Columbia generated operating revenues of $19.9 billion and net income of $1.5 billion.

  Columbia's primary objective is to provide to the markets it serves a comprehensive array of quality health care services in the most cost effective manner possible. Columbia's general, acute care hospitals usually provide a full range of services commonly available in hospitals to accommodate such medical specialties as internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics and obstetrics, as well as diagnostic and emergency services. Outpatient and ancillary health care services are provided by Columbia's general, acute care hospitals as well as at freestanding facilities operated by Columbia, including rehabilitation facilities, outpatient surgery and diagnostic centers, home health care agencies and other facilities. In addition, Columbia operates psychiatric hospitals which generally provide a full range of mental health care services in inpatient, partial hospitalization and outpatient settings.

  Columbia, through various predecessor entities, began operations on July 1, 1988. Columbia was incorporated in Nevada in January 1990 and reincorporated in Delaware in September 1993. Columbia's principal executive offices are located at One Park Plaza, Nashville, Tennessee 37203, and its telephone number at such address is (615) 327-9551.

 Columbia Sub

  Columbia Sub is a wholly owned subsidiary of Columbia and was formed by Columbia to effect the Merger and has had no prior business. Upon consummation of the Merger, Columbia Sub's separate corporate existence will cease.

SPECIAL MEETING OF STOCKHOLDERS

  This Proxy Statement relates to a Special Meeting of Stockholders of Value Health (the "Special Meeting"). At the Special Meeting, the stockholders of Value Health will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of April 14, 1997 (the "Amended and Restated Merger Agreement") among Columbia, Columbia Sub and Value Health, pursuant to which Columbia Sub would be merged with and into Value Health (the "Merger").

  The Special Meeting will be held on Wednesday, June 18, 1997, at 10:00 a.m., local time, at the Avon Old Farms Inn, 1 Nod Road, Avon, Connecticut. The record date for stockholders of Value Health entitled to notice of and to vote at the Special Meeting is as of the close of business on April 30, 1997. Voting rights for Value Health are vested in the holders of the Common Stock, no par value, of Value Health ("Value Health Common Stock"), with each share of Value Health Common Stock entitled to one vote on each matter coming before the stockholders. As of April 30, 1997 there were 54,640,186 shares of Value Health Common Stock outstanding, held by approximately 3,105 holders of record.

VOTE REQUIRED

  The favorable vote of the holders of a majority of the outstanding shares of Value Health Common Stock is required for the approval and adoption of the Amended and Restated Merger Agreement and the transactions contemplated thereby. Any Value Health stockholder present (including broker non-votes) at the Special Meeting, but who abstains from voting, shall be counted for purposes of determining whether a quorum exists. With respect to the approval and adoption of the Amended and Restated Merger Agreement and the transactions contemplated thereby, an abstention (or broker non-vote) has the same effect as a vote against the proposal. As of April 30, 1997, directors, executive officers and affiliates of Value Health were beneficial owners of approximately 17.7% of the outstanding shares of Value Health Common Stock (excluding 569,991 shares which may be acquired upon exercise of options or other rights which are exercisable within 60 days of April 30, 1997).

THE MERGER

  Conversion of Securities. Upon consummation of the transactions contemplated by the Merger Agreement, (a) Columbia Sub will be merged with and into Value Health and (b) each issued and outstanding share of Value Health Common Stock (other than shares held by stockholders, if any, who properly exercise their dissenters' rights of appraisal under Delaware law) will be converted into the right to receive $20.50 in cash (the "Merger Consideration").

  Recommendation of the Board of Directors. The Board of Directors of Value Health has unanimously approved the Amended and Restated Merger Agreement and unanimously recommends a vote FOR approval and adoption of the Amended and Restated Merger Agreement by the stockholders of Value Health. The Board of Directors of Value Health believes that the terms of the Merger are fair to and in the best interests of Value Health and its stockholders. For a discussion of the factors considered by the Board of Directors in reaching its decision, see "The Merger--Reasons for the Merger; Recommendation of the Board of Directors."

  Opinion of Financial Advisor. Value Health retained Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") to act as its exclusive financial advisor in connection with a possible business combination. On April 14, 1997, Merrill Lynch rendered to the Value Health Board its written opinion (the "Merrill Lynch Opinion") that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration was fair to the holders of Value Health Common Stock (other than Columbia and its affiliates) from a financial point of view. The full text of the Merrill Lynch Opinion, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch, is attached as Appendix B to this Proxy Statement, is incorporated herein by reference and should be read in its entirety. See "The Merger--Opinion of Financial Advisor."

  Interests of Certain Persons in the Merger. In considering the recommendation of the Board of Directors of Value Health with respect to the Amended and Restated Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of the management of Value Health and the Board of Directors of Value Health have certain interests in the Merger that are in addition to the interests of stockholders of Value Health generally (including, without limitation, benefits up to approximately $24.8 million in the aggregate which will be received by the top six executive officers of Value Health under change in control provisions contained in various agreements and benefit plans, the adoption of consulting and noncompetition agreements, severance arrangements and the acceleration of stock options). See "The Merger--Interests of Certain Persons in the Merger" and "The Amended and Restated Merger Agreement--Indemnification and Insurance."

  Conditions to the Merger. The obligations of Columbia and Value Health to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, (i) obtaining Value Health stockholder approval, (ii) the absence of any injunction prohibiting consummation of the Merger, and (iii) the receipt of all consents, authorizations, orders and approvals under insurance holding company or similar statutes regulating managed care or insurance organizations. The obligations of each of Value Health and Columbia to effect the Merger are also subject to the satisfaction or waiver by the other party prior to the Effective Date of the condition that the other party shall have performed in all material respects all obligations required to be performed by it under the Amended and Restated Merger Agreement and the representations and warranties of the other party and its subsidiaries set forth in the Amended and Restated Merger Agreement shall be true in all material respects as of the Effective Date. The obligation of Columbia to effect the Merger is also subject to the condition that, from the date of the Amended and Restated Merger Agreement through the Effective Date, there shall not have occurred any change, individually or together with other changes, that has had, or would reasonably be expected to have, a material adverse change in the financial condition, business, results of operations or prospects of Value Health and its subsidiaries, taken as a whole. See "The Amended and Restated Merger Agreement--Conditions."

  Effective Date of the Merger. The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, which certificate will be filed as promptly as practicable after Value Health stockholder approval has been obtained and all other conditions to the Merger have been satisfied or waived. Subject to the satisfaction (or waiver) of the other conditions to the obligations of Columbia and Value Health to consummate the Merger, it is currently expected that the Merger will be consummated as soon as practicable after the Special Meeting. The date when the Merger will become effective is referred to in this Proxy Statement as the "Effective Date."

  Exchange of Value Health Stock Certificates. Upon consummation of the Merger, each holder of a certificate or certificates representing shares of Value Health Common Stock ("Certificates") outstanding immediately prior to the Effective Date will, upon the surrender thereof (duly endorsed, if required) to a designated exchange agent (the "Payment Agent"), be entitled to receive the Merger Consideration. After the Effective Date, the Payment Agent will mail a letter of transmittal with instructions to all holders of record of Value Health Common Stock as of the Effective Date for use in surrendering their Certificates in exchange for the Merger Consideration. Certificates should not be surrendered until the letter of transmittal and instructions are received. See "The Amended and Restated Merger Agreement--Exchange Procedures."

  Dissenters' Rights. Under Delaware law, appraisal rights with respect to the Merger may be available to stockholders of Value Health. Appraisal rights with respect to the Merger are only available if such holders (i) neither vote for approval of the Merger nor consent thereto in writing; and (ii) comply with the other statutory requirements of the Delaware General Corporation Law, including the requirement that any stockholder wishing to exercise such right must deliver a written demand for appraisal to the Secretary of Value Health before the vote is taken on the Amended and Restated Merger Agreement. See "Dissenting Stockholders' Rights of Appraisal" and Appendix C to this Proxy Statement.

  Certain Federal Income Tax Consequences. The receipt of cash for shares of Value Health Common Stock in the Merger or pursuant to the exercise of dissenters' appraisal rights will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other laws. See "The Merger--Certain Federal Income Tax Consequences."

  Accounting Treatment. The Merger will be accounted for as a purchase for accounting and financial reporting purposes. See "The Merger--Accounting Treatment."

  Termination. The Amended and Restated Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the approval by the stockholders of Value Health, in a number of circumstances, which include, among others: (a) by the mutual consent of Value Health and Columbia by action of their respective Boards of Directors; (b) by action of the Board of Directors of either Value Health or Columbia if (i) the Merger shall not have been consummated by August 31, 1997, provided that the terminating party shall not have breached in any material respect its obligations under the Amended and Restated Merger Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger,
(ii) the approval and adoption of the Amended and Restated Merger Agreement by Value Health's stockholders shall not have been obtained at a stockholders' meeting duly convened for such purpose (or any adjournment or postponement thereof), or (iii) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Amended and Restated Merger Agreement which shall have become final and nonappealable (provided that the terminating party used all reasonable efforts to remove such injunction, order or decree); (c) by action of the Board of Directors of Value Health, if
(i) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, the Board of Directors of Value Health determines that such termination is required by reason of an Alternative Proposal (hereinafter defined) being made for Value Health, (ii) there has been a breach by Columbia or Columbia Sub of any representation or warranty contained in the Amended and Restated Merger Agreement which would have or would be reasonably likely to have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Columbia and its subsidiaries taken as a whole, or (iii) there has been a material breach by Columbia of any covenant or agreement contained in the Amended and Restated Merger Agreement which is not curable or, if curable, is not cured within 30 days after written notice of such breach; or
(d) by action of the Board of Directors of Columbia, if (i) the Board of Directors of Value Health shall have withdrawn or modified in a manner adverse to Columbia its approval or recommendation of the Amended and Restated Merger Agreement or the Merger or shall have recommended an Alternative Proposal to Value Health stockholders, (ii) there has been a breach by Value Health of any representation or warranty contained in the Amended and Restated Merger Agreement which would have or would be reasonably likely to have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Value Health and its subsidiaries taken as a whole, or (iii) there has been a material breach by Value Health of any covenant or agreement contained in the Amended and Restated Merger Agreement which is not curable or, if curable, is not cured within 30 days after written notice of such breach. See "The Amended and Restated Merger Agreement--Termination."

  Termination Fee. If (a) Value Health terminates the Amended and Restated Merger Agreement because its Board of Directors, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, determines that such termination is required by reason of an Alternative Proposal being made for Value Health, (b) an Alternative Proposal is made and the Amended and Restated Merger Agreement is terminated by either Value Health or Columbia by reason of the stockholders of Value Health not approving the Amended and Restated Merger Agreement at the Special Meeting, (c) Columbia terminates the Amended and Restated Merger Agreement because the Board of Directors of Value Health shall have withdrawn or modified in a manner adverse to Columbia its approval or recommendation of the Amended and Restated Merger Agreement or the Merger or shall have recommended an Alternative Proposal to Value Health stockholders, or (d) any person shall have made an Alternative Proposal and thereafter the Amended and Restated Merger Agreement is terminated for any reason other than those set forth in clauses (a), (b) or
(c) above, and within 12 months thereafter, any Alternative Proposal shall have been consummated, then in any of these cases Value Health (or the successor thereto) is required to pay a fee in cash of $45,000,000 to Columbia. See "The Amended and Restated Merger Agreement--Termination Fee."

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

  At the Special Meeting, holders of Value Health Common Stock will consider and vote upon a proposal to approve and adopt the Amended and Restated Merger Agreement and the Adjournment Proposal. Value Health stockholders will also consider and vote upon such other matters as may properly be brought before the Special Meeting.

  THE VALUE HEALTH BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDED AND RESTATED MERGER AGREEMENT AND RECOMMENDS THAT VALUE HEALTH STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE AMENDED AND RESTATED MERGER AGREEMENT AND THE ADJOURNMENT PROPOSAL.

VOTE REQUIRED

  The favorable vote of the holders of a majority of the outstanding shares of Value Health Common Stock is required for the approval and adoption of the Amended and Restated Merger Agreement. The favorable vote of holders of a majority of the shares of Value Health Common Stock represented in person or by a properly executed proxy is required to approve the Adjournment Proposal.

  At April 30, 1997, Value Health's directors, executive officers and affiliates may be deemed to be beneficial owners of 9,667,204 shares of Value Health Common Stock (excluding 569,991 shares which may be acquired upon exercise of options and other rights which are exercisable within 60 days of April 30, 1997), or approximately 17.7% of the then outstanding shares of Value Health Common Stock. The directors and executive officers of Value Health (beneficially owning approximately 17.7% of the then outstanding shares of Value Health Common Stock) have indicated that they intend to vote their shares for approval and adoption of the Amended and Restated Merger Agreement and the Adjournment Proposal.

  Holders of Value Health Common Stock have the right to demand appraisal rights in connection with the Merger and, subject to certain conditions provided under the Delaware General Corporation Law, to receive payment for the fair value of their shares. See "Dissenting Stockholder's Rights of Appraisal" and Appendix C.

VOTING OF PROXIES

  Shares of Value Health Common Stock represented by properly executed proxies received at or prior to the Special Meeting will be voted at the Special Meeting in the manner specified by the holders of such shares. Properly executed proxies which do not contain voting instructions will be voted FOR approval and adoption of the Amended and Restated Merger Agreement and Adjournment Proposal. Any stockholder present in person or by proxy (including broker non-votes) at the Special Meeting, but who abstains from voting, shall be counted for purposes of determining whether a quorum exists. An abstention (or broker non-vote) on the Amended and Restated Merger Agreement has the same effect as a vote against the proposal. Abstention from voting on the Adjournment Proposal will have the practical effect of voting against such proposal since it is one less vote for approval. Broker non-votes on the Adjournment Proposal will have no impact on such proposal since they are not considered "shares present" for voting purposes.

  If any other matters are properly presented at the Special Meeting for consideration, the person or persons named in the form of proxy enclosed herewith and acting thereunder will have discretion to vote on such matters in accordance with their best judgment, unless the proxy indicates otherwise. Management of Value Health has no knowledge of any matters to be presented at the Special Meeting other than those matters referred to and described herein.

REVOCABILITY OF PROXIES

  The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person or otherwise revoking a proxy. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy. A stockholder may revoke a proxy at any time prior to its exercise by delivering to Paul M. Finigan, Secretary of Value Health, 22 Waterville Road, Avon, Connecticut 06001, a duly executed revocation or a proxy bearing a later date or by voting in person at the Special Meeting.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

  Only holders of record of Value Health Common Stock at the close of business on April 30, 1997 will be entitled to receive notice of and to vote at the Special Meeting. At April 30, 1997, Value Health had outstanding 54,640,186 shares of Value Health Common Stock. A majority of the outstanding shares of Value Health Common Stock entitled to vote must be represented in person or by proxy at the Special Meeting in order for a quorum to be present at the Special Meeting.

SOLICITATION OF PROXIES

  Value Health will bear the cost of the solicitation of proxies from its stockholders, except that Columbia and Value Health will share equally the cost of printing and mailing this Proxy Statement. In addition to solicitation by mail, the directors, officers and employees of Value Health may solicit proxies from stockholders of Value Health by telephone or telegram or in person. Such persons will not be additionally compensated, but will be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage firms, nominees, fiduciaries and other custodians, for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and Value Health will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith.

  Georgeson & Company, Inc. will assist in the solicitation of proxies by Value Health for a fee of approximately $6,500 plus reimbursement of reasonable out-of-pocket expenses.

MISCELLANEOUS

  Representatives of Coopers & Lybrand L.L.P., Value Health's independent auditors, are expected to be present at the Special Meeting. Such representatives will be afforded an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

    STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS

                                  THE MERGER

GENERAL

  The Amended and Restated Merger Agreement provides for a business combination between Columbia and Value Health in which a wholly owned subsidiary of Columbia would be merged with and into Value Health and the holders of Value Health Common Stock would be entitled to receive $20.50 in cash (the "Merger Consideration") for each outstanding share of Value Health Common Stock (other than shares held by stockholders, if any, who properly exercise their dissenters' rights of appraisal under Delaware law). The discussion in this Proxy Statement of the Merger and the description of the Merger's principal terms are subject to and qualified in their entirety by reference to the Amended and Restated Merger Agreement, a copy of which is attached to this Proxy Statement as Appendix A and which is incorporated herein by reference.

BACKGROUND OF THE MERGER

  During the past three years, Value Health has evolved into a company focused on four core businesses: pharmacy benefit management, mental health management, workers' compensation management and disease management. Currently, Value Health's pharmacy benefit management ("PBM") business, conducted through its ValueRx, Inc. subsidiary ("ValueRx"), contributes a majority of Value Health's revenues and operating profit.

  Changes in the healthcare industry in recent years have resulted in differences between the growth prospects of ValueRx and those of Value Health's other businesses. Over the past three years, pharmaceutical companies have completed acquisitions of three key players in the PBM industry, leaving few significant consolidation opportunities remaining for ValueRx. In addition, pricing pressures, in particular from these three vertically integrated participants in the PBM industry, have compressed margins and created investor concerns. Given the relative size of the PBM business within Value Health, management believes these recent developments have adversely affected the market value of the Value Health Common Stock.

  To address the above and other concerns, the Board of Directors of Value Health (the "Value Health Board") began in June 1996 to explore a range of strategic alternatives, and in particular a plan to separate Value Health into two companies by means of a tax-free spin-off distribution (the "Planned Distribution") of all of the common stock of ValueRx to the holders of the Value Health Common Stock. The Value Health Board also considered several other alternatives which included (i) continuing to operate Value Health under its current multi-product structure, (ii) merging ValueRx with one of its major competitors and possibly issuing shares of the merged entity to the public, (iii) growing Value Health's managed mental health business through acquisitions or spinning-off this business and (iv) spinning-off Value Health's disease management subsidiary, Value Health Sciences, Inc. The Value Health Board rejected the first alternative of continuing to operate the current business because this did not address the significant problem of the undervaluation of the Value Health Common Stock. On a preliminary basis, Value Health explored merging ValueRx with other PBMs, but was not able to find a suitable merger partner. With respect to (iii) and (iv) above, the Value Health Board rejected these alternatives in favor of the Planned Distribution because the Value Health Board believed that its managed mental health and disease management businesses, once separated from ValueRx's PBM business, would be more highly valued.

  Later in June 1996 and again in August 1996, Robert E. Patricelli, Chairman, President and Chief Executive Officer of Value Health, met with Richard L. Scott, Chairman and Chief Executive Officer of Columbia, to discuss developments in the health care industry and various ways in which Value Health and Columbia might work together, building on certain existing customer-vendor relationships already in place between the two companies. Mr. Patricelli and Mr. Scott had previously met through various health care industry associations.

  In mid-September 1996, Mr. Scott called Mr. Patricelli and expressed an interest in exploring a possible combination of Value Health and Columbia. Mr. Patricelli indicated to Mr. Scott that the Company was not for sale and that the Company was in the planning stages of another strategic alternative. No meetings or further discussions were scheduled at that time. On September 27, 1996 the Value Health Board continued its consideration of strategic options and asked management to prepare a final recommendation with regard to the Planned Distribution. On October 7, 1996 the Value Health Board approved a recommendation that the company proceed with a tax-free spin-off of ValueRx, and the company publicly announced that plan on October 9, 1996.

  Under the Planned Distribution, the Value Health stockholders would have held stock both in Value Health, which would not have had any ownership interest in ValueRx, and in ValueRx. The Planned Distribution was intended to enable the management teams at Value Health and ValueRx to better focus on the profitable growth opportunities in their respective markets. The Value Health Board believed that ValueRx would have been better positioned after the Planned Distribution to capitalize on its clinical and financial independence in an industry which has experienced significant vertical integration. The Value Health Board further believed that the Planned Distribution would have allowed investors to better evaluate the merits of ValueRx and the remaining Value Health businesses, enhancing the likelihood that each would achieve appropriate stock market recognition for its performance. Value Health expected that the Planned Distribution, in part through an anticipated expansion of the price/earnings multiple accorded to the non-PBM business, would enhance its ability to acquire, through stock-for-stock transactions, and to develop, specialty businesses based on health care provider networks and practice management.

  In late October and early November 1996, subsequent to the announcement of the Planned Distribution, Value Health and Merrill Lynch, Value Health's financial advisor, were contacted separately by Columbia and Columbia's financial advisor and by MedPartners, Inc. ("MedPartners"), about the possibility of a tax-free business combination in which the Value Health stockholders would receive the acquiror's stock in exchange for their Value Health Common Stock. As a result of these initial contacts, representatives of Value Health requested that Columbia and MedPartners each submit by December 2, 1996 a written offer to the Value Health Board setting forth the significant terms of a proposed transaction. Notwithstanding these initial contacts and the subsequent discussions referred to below, Value Health and ValueRx continued with their preparations for the Planned Distribution.

  On December 2, 1996, Value Health received letters from both Columbia and MedPartners proposing stock-for-stock merger transactions. Columbia proposed an exchange ratio and collar mechanism that would have provided a value of between approximately $21.50 and $22.50 per share of Value Health Common Stock, based on the then current market value of the Common Stock, $.01 par value, of Columbia ("Columbia Common Stock"), and MedPartners proposed a fixed exchange ratio, without any collar mechanism, that would provide value of approximately $21.50 per share of Value Health Common Stock, based on the then current market value of MedPartners' common stock.

  On December 3, 1996, the Value Health Board met to discuss, among other things, the contacts and proposals by Columbia and MedPartners and the implications of such contacts and proposals on the Planned Distribution. At the conclusion of that meeting, Merrill Lynch was instructed to advise Columbia that, if the Value Health Board were to decide that a sale of Value Health were in the best interests of the Value Health stockholders, Columbia would be the favored merger partner, but that it would have to increase the consideration it was offering to a value of $25.00 per share of Value Health Common Stock. Merrill Lynch was instructed to advise MedPartners that its offer was inadequate and that Value Health was pursuing other discussions.

  As a result of further contacts between representatives of Value Health and representatives of Columbia and MedPartners, each of Columbia and MedPartners submitted to Value Health revised written proposals in anticipation of a December 13, 1996 meeting of the Value Health Board. MedPartners proposed a stock-for-stock merger in which each share of Value Health Common Stock would have been exchanged for MedPartners' common stock having a value of approximately $26.00 per share of Value Health Common Stock, based on the then current market value of MedPartners' common stock. MedPartners' proposal, however, contained a number of contingencies, including a contingency as to completion to its own satisfaction of additional due diligence investigation of Value Health's business. Although MedPartners' offer did not contain a collar mechanism, Value Health was orally advised that MedPartners might be willing to consider a collar. The revised Columbia offer proposed a stock-for-stock merger transaction that, based on the then current market value of the Columbia Common Stock, would have provided value of approximately $22.75 per share of Value Health Common Stock.

  Following the December 13, 1996 meeting of the Value Health Board, representatives of Value Health and MedPartners scheduled due diligence examinations of each company, which were completed during the week of December 16, 1996. Value Health also provided to MedPartners a form of merger agreement that Value Health would consider signing if the Value Health Board were to decide that a sale of Value Health were in the best interests of the Value Health stockholders. Based on the relative valuations of the offers submitted, Value Health advised Columbia that its offer was inadequate.

  Soon thereafter, a third company contacted both Value Health and Merrill Lynch and indicated an interest in entering into a business combination with Value Health. This third company was given an opportunity to provide Value Health with a specific proposal but did not pursue the matter and no proposal was submitted.

  At a meeting of the Value Health Board held on December 24, 1996, Mr. Patricelli updated the Board on events that had transpired since the December 13 Value Health Board meeting, including indications that MedPartners was continuing to raise contingencies, but that discussions were continuing.

  On January 2, 1997, Mr. Scott called Mr. Patricelli to determine whether Columbia would be given an opportunity to recommence discussions with Value Health concerning a business combination. Mr. Patricelli indicated that price was still the most significant issue, and Mr. Scott indicated a willingness to increase the Columbia offer subject to the opportunity to conduct a due diligence examination. On January 4, 1997, representatives of Columbia were provided with the form of merger agreement that previously had been provided to MedPartners, and from January 5 though January 7, 1997, Columbia conducted its due diligence examination of Value Health.

  On January 8 and 9, 1997, Value Health received revised proposals from both Columbia and MedPartners. The revised Columbia offer proposed a stock-for-stock merger transaction that would provide value of approximately $24.00 per share of Value Health Common Stock, without contingencies, based on the then current market value of the Columbia Common Stock. The revised offer of MedPartners proposed a stock-for-stock merger transaction that would provide value of approximately $23.50 per share of Value Health Common Stock, based on the then current market value of MedPartners' common stock, and continued to raise several contingencies which required resolution before entering into any agreement. The Columbia offer letter was accompanied by a "markup" of the merger agreement that had been delivered to Columbia by Value Health. The most significant issues raised by Columbia in its markup related to the elimination of a proposal that a collar mechanism be included, and the narrowing of certain closing conditions and termination rights in favor of Columbia. The revised offer from MedPartners was not accompanied by the requested comments on the draft merger agreement that previously had been delivered to it by Value Health.

  At a meeting held on January 10, 1997, the Value Health Board considered the proposals from both Columbia and MedPartners as well as the Planned Distribution. The Value Health Board discussed with legal counsel the terms and conditions proposed by Columbia in its "markup" of Value Health's merger agreement and discussed with Merrill Lynch both Columbia's and MedPartners' offers and Merrill Lynch's preliminary assessment of the comparison of the Planned Distribution to the two offers. In addition, management reviewed with the Value Health Board the risks and opportunities facing the Value Health businesses in 1997. Based on these presentations and discussions, the general sense of the Value Health Board was that a transaction providing consideration approximately equal to that of the then current Columbia offer might be preferable to the Planned Distribution. The Value Health Board instructed management and Merrill Lynch to proceed with discussions with Columbia with a view toward strengthening the economic and legal aspects of its proposal. The Value Health Board chose the revised Columbia proposal over the revised proposal of MedPartners because, among other things, (i) the Columbia proposal offered a higher per share consideration based on the then current market values of the proposed acquirors' common stocks, (ii) MedPartners continued to raise the contingencies it had first raised more than four weeks earlier, (iii) Columbia had provided a markup of Value Health's draft merger agreement that provided a reasonable basis for negotiation of a definitive agreement and (iv) the Value Health Board concluded that the Columbia Common Stock as consideration in a transaction had a greater potential for appreciation, both pre- and post-acquisition, than did MedPartners' common stock.

  From January 11 through January 15, 1997, representatives of Value Health and Columbia met to negotiate the terms of a merger agreement (the "Initial Agreement"). At meetings held on January 14 and 15, 1997, the Value Health Board was apprised of the status of the negotiations and, at the Value Health Board meeting held on January 15, 1997, the Value Health Board approved the Initial Agreement pursuant to which each share of Value Health Common Stock would have been exchanged for 0.58 of a share of Columbia Common Stock (the "Exchange Ratio") in a tax-free transaction intended to have been accounted for as a pooling of interests (the "Initial Transaction"). On January 15, 1997, the last reported sale prices per share of the Value Health Common Stock and the Columbia Common Stock on the New York Stock Exchange ("NYSE") Composite Tape were $20.25 and $40.25, respectively. The Initial Agreement was executed and delivered on the evening of January 15, 1997.

  In the latter half of March 1997, several articles appeared in The Wall Street Journal, The New York Times and other media reporting on a federal investigation of Columbia's El Paso, Texas facilities and raising issues regarding certain of Columbia's billing practices, physician arrangements and hospital acquisition practices. By March 31, 1997, the price of the Columbia Common Stock had fallen considerably from its price at the time the Initial Agreement was executed -- $40.25 per share -- to a price of $33.63 per share. Beginning on March 27, 1997, Columbia officials began to inquire informally of Value Health management about the possibility of amending the Initial Agreement to change the merger accounting from a pooling of interests to a purchase transaction.

  The Value Health Board met on March 31, 1997 to discuss these developments and to consider its options under the Initial Agreement. At this meeting, the Value Health Board directed management and legal counsel to undertake due diligence regarding the matters apparently under investigation at Columbia and, if the opportunity presented, to explore restructuring the transaction under purchase accounting, including switching the consideration to cash. In addition, the Value Health Board asked Merrill Lynch to consider whether it could deliver an updated fairness opinion in light of recent events. Merrill Lynch responded that it would need to undertake additional due diligence before it could be in a position to advise the Value Health Board. Value Health and its outside counsel then commenced the due diligence directed by the Value Health Board.

  Also during this period, MedPartners' investment banker informed Merrill Lynch that MedPartners was interested in renewing its prior discussions with Value Health. Merrill Lynch advised Value Health of these informal contacts, and Value Health responded through Merrill Lynch that the Initial Agreement specifically precluded such discussions and that Value Health intended to strictly honor these provisions.

  On the morning of April 10, 1997, Mr. Scott called Mr. Patricelli to propose that the proposed merger be converted to purchase accounting so that Columbia could undertake a significant share repurchase. That evening, Mr. Patricelli met with Mr. Scott and proposed an improvement in the financial terms of the transaction for Value Health stockholders and urged Mr. Scott to consider either a cash transaction or a stock transaction with a financial collar to provide downside protection. On April 11, 1997, Mr. Scott called Mr. Patricelli to express a preference for a cash transaction, and proposed paying $20.00 per share for each outstanding share of Value Health Common Stock. After a period of negotiation, Mr. Patricelli and Mr. Scott ultimately agreed that each would recommend to their respective Boards that Columbia acquire Value Health for a price of $20.50 per share.

  While this negotiation was being carried on, MedPartners' investment banker suggested to Merrill Lynch that MedPartners might be prepared to deliver a proposal to acquire the outstanding shares of Value Health Common Stock for a fixed number of shares of MedPartners' common stock, having a then current value of $23.50 per share of Value Health Common Stock, without any collar or price protection.

  During the afternoon of April 11, 1997, the Value Health Board met to discuss Columbia's proposed modifications to the Initial Transaction and also discussed the possibility that MedPartners might propose a stock-for-stock merger valued at approximately $23.50 per share of Value Health Common Stock. At this meeting Merrill Lynch orally advised that, subject to updating due diligence of Value Health, it anticipated that it could deliver an opinion that the proposal by Columbia to pay $20.50 per share of Value Health Common Stock was fair from a financial point of view to the Value Health stockholders. The Value Health Board then authorized management to negotiate definitive terms of an amended merger agreement with Columbia based on Columbia's proposal to acquire the outstanding shares of Value Health Common Stock for $20.50 per share (the "Amended Transaction"). From April 11 through April 14, 1997, representatives of Value Health and Columbia negotiated the final terms of the Amended Transaction.

  In an unsolicited letter to the Value Health Board dated April 14, 1997, MedPartners proposed to acquire Value Health in a merger transaction in which each outstanding share of Value Health Common Stock outstanding would be exchanged for 1.112 shares of MedPartners' common stock in a tax free transaction accounted for as a pooling of interests, which would provide value of approximately $23.50 per share of Value Health Common Stock, based on the closing sale price per share of MedPartners' common stock on April 11, 1997 of $21.13 (the "MedPartners April 14 Proposal"). Although MedPartners indicated in its letter that it was prepared to sign a merger agreement in the same form as the Initial Agreement, it conditioned the signing of a definitive agreement on the negotiation of mutually acceptable terms, final approval of MedPartners' Board of Directors and the completion of confirmatory due diligence. The MedPartners April 14 Proposal did not contain any collar or other price protection mechanism.

  At a meeting held on April 14, 1997, the Value Health Board met to discuss the MedPartners April 14 Proposal and was presented with a substantially final draft of the Amended and Restated Merger Agreement reflecting the Amended Transaction. At this meeting, Merrill Lynch delivered to the Value Health Board its opinion as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the Value Health Common Stock. At the meeting, the Value Health Board and Merrill Lynch discussed their concerns regarding the MedPartners April 14 Proposal, particularly the difficulty with evaluating the value of the MedPartners April 14 Proposal in light of its lack of a collar or other price protection and the volatility in the equity markets, as well as the execution risk of attempting to reach a definitive agreement given the conditions of the MedPartners April 14 Proposal. It was further discussed that entering into the Amended and Restated Merger Agreement would not preclude the Value Health Board from subsequently considering and negotiating the terms of an unsolicited, bona fide acquisition proposal. Merrill Lynch advised the Value Health Board that it agreed with the Value Health Board's analysis that, in light of all of the foregoing, the Amended Transaction presented significantly fewer risks than the MedPartners April 14 Proposal. The Value Health Board then determined that the Amended Transaction was more attractive than the MedPartners April 14 Proposal and was in the best interests of the Value Health stockholders, and rejected the MedPartners April 14 Proposal and gave final approval to the terms of the Amended and Restated Merger Agreement. The Amended and Restated Merger Agreement was executed and delivered on the evening of 14, 1997. See "--Reasons for the Merger; Recommendation of the Board of Directors" for a discussion of the factors considered by the Value Health Board in reaching its decision.

  Merrill Lynch provided advice to Value Health during the course of its negotiations with respect to the evaluation of various proposed forms of merger consideration. Merrill Lynch provided Value Health with financial analyses and information substantially similar to the analyses and information provided to the Value Health Board described under "--Opinion of Financial Advisor."

  On April 18, 1997, the Chief Financial Officer of MedPartners contacted Mr. Patricelli to express MedPartners' continued interest in pursuing a transaction with Value Health. On April 20, 1997, MedPartners' Chairman and Chief Executive Officer contacted Mr. Patricelli and indicated the MedPartners April 14 Proposal remained open, that MedPartners wanted to address Value Health's publicly-expressed concerns with that proposal, such as the absence of a collar or other price protection and the proposal's contingent nature, and requested that MedPartners be given the opportunity to undertake additional due diligence of Value Health to enable it to modify its proposal. On April 21, 1997, the Value Health Board met to discuss this request and determined that, consistent with its fiduciary duties to the Value Health stockholders, MedPartners should be permitted to undertake such further due diligence as may be necessary to permit MedPartners to formulate a revised proposal. MedPartners conducted its due diligence investigation of Value Health from April 21 through April 23. On April 25, 1997, MedPartners informed Value Health that it had determined not to proceed with any transaction and withdrew its proposal, and on April 28, 1997, Value Health requested that MedPartners return all proprietary information related to Value Health that had been obtained by MedPartners.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

  For the reasons discussed under "--Background of the Merger," on October 7, 1996, the Value Health Board directed management of Value Health to proceed with plans for the Planned Distribution. Subsequent to the announcement of the Planned Distribution, as described under "--Background of the Merger, " the Board had the opportunity to evaluate acquisition proposals from Columbia and MedPartners and, without committing to a sale of Value Health, to explore improvements in those offers and to evaluate those offers in light of the Planned Distribution.

  Prior to executing the Initial Agreement, the Value Health Board considered, without assigning relative weights to, the following factors: (i) the terms and conditions of the proposed Merger, including the consideration to be received by the Value Health stockholders; (ii) the status, terms and conditions of discussions concerning a possible business combination with MedPartners; (iii) the financial condition, results of operations, business, market position, prospects and strategic objectives of Value Health and ValueRx, both with and without regard to the Planned Distribution; (iv) the financial condition, results of operations, business, market position, prospects, management strength and strategic objectives of Columbia; (v) the relative attractiveness of the Columbia Common Stock and MedPartners' common stock as merger consideration; (vi) the likelihood that, for federal income tax purposes, no gain would have been recognized by Value Health stockholders with respect to the Columbia Common Stock received in exchange for their Value Health Common Stock; and (vii) the opinion of Merrill Lynch as to the fairness of the Exchange Ratio, from a financial point of view, to the holders of the Value Health Common Stock.

  In considering the Amended Transaction, the Value Health Board proceeded on the basis that it was contractually committed to the Initial Transaction and first sought to determine whether the Amended Transaction was an improvement over the Initial Transaction. For the reasons discussed below, the Value Health Board determined that the Amended Transaction was an improvement over the Initial Transaction. The Value Health Board also weighed the Amended Transaction against the MedPartners April 14 Proposal and, as discussed below, determined that the Amended Transaction was in the best interests of the Value Health stockholders.

  The Value Health Board determined that the Amended Transaction provided superior value to the Value Health stockholders, as compared with the Initial Transaction, based on its consideration of, without assigning relative weights to, the following factors: (i) the significant increase in value of the consideration to be received by the Value Health stockholders under the Amended Transaction based on the then current market value of the Columbia Common Stock; (ii) the certainty of value provided by the cash consideration in the Amended Transaction; (iii) the risk inherent in the fixed Exchange Ratio of the Initial Transaction due to the market uncertainty stemming from the federal investigation into certain business practices at Columbia's El Paso facilities and the significant decline in the price of the Columbia Common Stock since January 15, 1997; (iv) the volatility of the equity markets generally; and (v) the opinion by Merrill Lynch as to the fairness of the Merger Consideration, from a financial point of view, to the holders of Value Health Common Stock.

  Merger Consideration. Under the Initial Transaction, each share of Value Health Common Stock would have been exchanged for 0.58 of a share of Columbia Common Stock, which had a market value of $17.84 per share of Value Health Common Stock as of the close of business on April 11, 1997, the last full trading day prior to the Value Health Board's approval of the Amended Transaction. Under the Amended Transaction, Value

Health stockholders would receive $20.50 in cash for each share of Value Health Common Stock, or a premium of 15% over the market value as of such date. The Value Health Board considered the change in form and amount of the consideration offered by Columbia to be favorable to its determination.

  Market Uncertainty. Under the Initial Transaction, which did not have a collar or price protection, Value Health stockholders would have received a fixed number of shares of Columbia Common Stock. As a result of the significant decline in the price of the Columbia Common Stock since January 15, 1997, the value that each Value Health stockholder was to receive fell from $23.35 per share as of the close of business on January 15, 1997 to $17.84 as of the close of business on April 11, 1997. Under the Amended Transaction, each Value Health stockholder will receive $20.50 for each share of Value Health Common Stock regardless of any further decline or increase in the price of the Columbia Common Stock. In considering a possible increase in the price of the Columbia Common Stock, the Value Health Board noted the market uncertainty due to the federal investigation into certain business practices at Columbia's El Paso facilities, as well as the volatility of the equity markets generally. The Value Health Board considered these interrelated factors as favorable to its determination that the Amended Transaction was superior to the Initial Transaction.

  Fairness Opinion. The Value Health Board considered as favorable to its determination the opinion of Merrill Lynch as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the Value Health Common Stock. Important to the Value Health Board's determination was that in delivering its opinion, Merrill Lynch considered both the Initial Transaction and the MedPartners April 14 Proposal. The Board placed significant weight on the Merrill Lynch opinion and on Merrill Lynch's presentation to the Value Health Board. For a discussion of the analyses performed by Merrill Lynch in connection with the Merrill Lynch Opinion and the qualifications and limitations on such opinion, see "--Opinion of Financial Advisor."

  The MedPartners April 14 Proposal. The Value Health Board also considered the status, terms and conditions of discussions concerning a possible business combination with MedPartners and determined that such status, terms and conditions were supportive of the Value Health Board's recommendation to enter into and recommend stockholder approval of the Amended and Restated Merger Agreement. In this regard, the Value Health Board rejected the MedPartners April 14 Proposal based primarily on the lack of a collar or other price protection in light of the current volatility in the equity markets, the existence of conditions to reaching a definitive agreement, such as completion of confirmatory due diligence, and concerns over factors influencing the timing of closing any such transaction such as regulatory filings and approvals. The Board was concerned that the lack of a collar or other price protection could make the MedPartners bid susceptible to a significant loss in value if the market value of the MedPartners stock were to decline. In contrast, the Amended Transaction provided for a fixed consideration that would not decline. The Value Health Board also was concerned about contingencies to reaching a definitive agreement with MedPartners to implement the MedPartners April 14 Proposal; in particular, such proposal was subject to due diligence, which could be a basis for MedPartners' amending the terms of its proposal. In contrast, Columbia did not require further due diligence in order to enter into the Amended Transaction, and the Amended and Restated Merger Agreement required only minor changes from the Initial Agreement. In addition, whereas the timing of a possible closing of the Amended Transaction would not be significantly different from the estimated closing date of the Initial Transaction, the closing of a merger in accordance with the MedPartners April 14 Proposal, even subsequent to negotiation of a definitive agreement, would have resulted in a new regulatory review, including an antitrust review, and would likely have taken significantly longer than a closing of the Amended Transaction. This additional delay would have exposed Value Health and its stockholders to the risks of the volatile equity markets for a longer period of time. The Value Health Board also placed significant weight on the fact that the Amended and Restated Merger Agreement contains a "fiduciary out" provision that permits Value Health to consider and negotiate the terms of an unsolicited, bona fide acquisition proposal if the Value Health Board determines such action to be necessary in order for the Board to comply with its fiduciary duties to stockholders imposed by law.

  THE BOARD OF DIRECTORS OF VALUE HEALTH UNANIMOUSLY RECOMMENDS THAT VALUE HEALTH STOCKHOLDERS VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE AMENDED AND RESTATED MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

  Value Health retained Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") to act as its exclusive financial advisor in connection with a possible business combination. On April 14, 1997, Merrill Lynch rendered to the Value Health Board its written opinion (the "Merrill Lynch Opinion") that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration was fair to the holders of Value Health Common Stock (other than Columbia and its affiliates) from a financial point of view. In connection with the execution of the Initial Agreement, Merrill Lynch provided a fairness opinion and made a presentation to the Value Health Board with respect to the fairness to the holders of Value Health Common Stock from a financial point of view of the Exchange Ratio provided in the Initial Agreement. In connection with the rendering of such opinion and presentation, Merrill Lynch performed various analyses some of which are only applicable to a transaction in which stock consideration is delivered to the shareholders of the acquired company. In preparing the Merrill Lynch Opinion, based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the Merrill Lynch Opinion, Merrill Lynch updated the material analyses relevant to a transaction in which cash consideration is delivered to the shareholders of the acquired company. See below for a summary of such analyses.

  The full text of the Merrill Lynch Opinion, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch, is attached as Appendix B to this Proxy Statement and is incorporated herein by reference. The summary of the Merrill Lynch Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. Stockholders of Value Health are urged to read such opinion in its entirety. The Merrill Lynch Opinion was provided to the Value Health Board for its information and is directed only to the fairness from a financial point of view of the Merger Consideration to the holders of Value Health Common Stock (other than Columbia and its affiliates), does not address the merits of the underlying decision by Value Health to engage in the Merger and does not constitute a recommendation to any Value Health stockholder as to how such stockholder should vote on the proposed Merger or any transaction related thereto.

  The Merger Consideration was determined through negotiations between Columbia and Value Health and was approved by the Value Health Board. Merrill Lynch provided advice to Value Health during the course of such negotiations with respect to the evaluation of possible amounts and forms of consideration from a financial point of view. Merrill Lynch provided Value Health with financial analyses and information substantially similar to the analyses and information provided to the Value Health Board described below.

  The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch Opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

  In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, Value Health or Columbia. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the Merrill Lynch Opinion was among several factors taken into consideration by the Value Health Board in making its determination to approve the Amended and Restated Merger Agreement. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the Value Health Board or Value Health's management with respect to the fairness of the Merger Consideration.

  In arriving at its opinion, Merrill Lynch, among other things, reviewed certain publicly available business and financial information relating to each of Value Health and Columbia, as well as the Amended and Restated Merger Agreement. Merrill Lynch also reviewed certain other information, including financial forecasts for Value Health provided to it by Value Health, and met with members of senior management and representatives of Value Health to discuss its business and prospectS. Merrill Lynch also reviewed a copy of a letter dated April 14, 1997 to the Company from MedPartners, proposing to acquire the Company in a stock for stock merger transaction.

  Merrill Lynch also considered certain financial and stock market data for Value Health and compared that data with similar data for other publicly held companies that Merrill Lynch deemed to be comparable to Value Health. In addition, Merrill Lynch considered the financial terms of certain other business combination transactions which Merrill Lynch deemed relevant. Merrill Lynch reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

  In preparing its opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch discussed with or reviewed by or for Merrill Lynch, or publicly available and further relied on the assurance of management of Value Health that they were not aware of any facts that would make such information inaccurate or misleading. Merrill Lynch has not assumed any responsibility for independently verifying such information, has not undertaken an independent appraisal of the assets or liabilities of Value Health and has not conducted a physical inspection of the properties or facilities of Value Health. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Value Health or its representatives, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of Value Health's management as to the expected future financial performance of Value Health and that in all material respects they will be realized in the amounts and times indicated thereby. Merrill Lynch expressed no view as to such financial forecast information or the assumptions on which they were based.

  Merrill Lynch was not authorized by Value Health or the Value Health Board to solicit, nor did it solicit third-party indications of interest for the acquisition of all or any part of Value Health. Although Merrill Lynch considered the April 14 Proposal in rendering the Merrill Lynch Opinion, Merrill Lynch expressed no opinion as to the relative value of the Merger Consideration as compared to the consideration that may be proposed to be delivered pursuant to any other transaction proposal which the Company has received or may receive, including the April 14 Proposal.

  The following is a brief summary of the material analyses presented by Merrill Lynch to the Value Health Board of Directors in connection with the rendering of the Merrill Lynch Opinion. The Merrill Lynch Opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion.

 Valuation of Value Health

  Discounted Cash Flow Analysis. Using a discounted cash flow methodology, Merrill Lynch calculated a range of per share values for the Value Health Common Stock based on projections prepared by management of Value Health, a range of terminal earnings before interest, taxes, depreciation and amortization ("EBITDA") multiples of 6.0x to 8.0x, a range of terminal net income multiples of 13.0x to 15.0x and a range of discount rates of 13% to 17%. The summary reference range of per share values for the Value Health Common Stock resulting from the analysis was $18.00 to $25.00 as compared to the Merger Consideration of $20.50.

  Comparable Acquisition Transaction Analysis. Merrill Lynch reviewed certain publicly available information regarding 22 selected health care related acquisitions including selected acquisitions of pharmacy benefit management ("PBM") companies, health maintenance organizations ("HMOs"), behavioral health care companies and workers compensation management companies and calculated historical and forward (to the extent of available information) EBITDA multiples, earnings before interest and taxes ("EBIT") multiples and net income multiples for such acquisitions. Among the three PBM company acquisitions, MedPartners acquisition of Caremark International, Inc. (May 1996), Merck & Co., Inc.'s acquisition of Systemed, Inc. (April 1996) and Value Health's acquisition of Diagnostek, Inc. (March 1995), the analysis indicated transaction value as a multiple of (i) forward EBITDA ranging from 8.9x to 11.9x with a mean of 10.4x, (ii) forward EBIT ranging from 10.2x to 14.0x with a mean of 12.1x and (iii) forward net income ranging from 9.1x to 20.8x with a mean of 15.3x. Among the twelve HMO acquisitions, CIGNA Corporation's proposed acquisition of Healthsource, Inc. (February 1997), Sierra Health Services Incorporated's abandoned acquisition of Physicians Corporation of America (November 1996), Foundation Health Corporation's acquisition of Health Systems International (October 1996), Pacificare Health Systems Inc.'s acquisition of FHP International Corporation (August 1996), Aetna Inc.'s acquisition of U.S. Healthcare, Inc. (April 1996), United Healthcare Corp.'s acquisition of Healthwise of America, Inc. (February 1996), WellPoint Health Networks Inc.'s abandoned acquisition of Health Systems International Incorporated (April 1995), United HealthCare Corp.'s acquisition of GenCare Health Systems, Inc. (September 1994), Foundation Health's acquisition of Intergroup Healthcare Corporation (July 1994), United HealthCare Corp.'s acquisition of Ramsay HMO Inc. (February 1994), FHP International's acquisition of TakeCare, Inc. (January 1994) and United HealthCare's acquisition of HMO America Inc. (May 1993), the analysis indicated, excluding multiples from CIGNA's acquisition of Healthsource and Foundation Health's acquisition of Health Services International from the calculations of mean multiples, offer value as a multiple of (i) last twelve months ("LTM") earnings per share ("EPS") ranging from 13.0x to 52.2x with a mean of 29.6x and (ii) forward EPS ranging from 10.9x to 34.0 with a mean of 22.1x. Among the five behavioral health care company acquisitions, Foundation Health Corp.'s acquisition of Managed Health Network Inc. (January 1996), Magellan Health Services, Inc.'s acquisition of Green Spring Health Services Inc. (October 1995), Kohlberg Kravis Roberts & Co.'s acquisition of Merit Behavioral Care Corporation (July 1995), Value Health's acquisition of Preferred Health Care Limited (September 1993) and Medco Containment Services Inc.'s acquisition of American Biodyne, Inc., the analysis indicated offer value as a multiple of LTM net income ranging from 26.5x to 45.9x with a mean of 37.0x and transaction value as a multiple of (i) LTM EBITDA ranging from 8.5x to 19.1x with a mean of 13.9x and (ii) LTM EBIT ranging from 9.3x to 24.5x with a mean of 17.9x. Among the selected comparable workers compensation management company acquisitions, Value Health's acquisitions of MedView Services, Incorporated ("MedView") and Community Care Network, Inc. ("CCN"), only the MedView acquisition had available information to calculate multiples and the analyses indicated transaction value as a multiple of (i) LTM EBITDA was 8.7x and (ii) LTM EBIT was 11.7x. Merrill Lynch placed particular emphasis on forward EBITDA, EBIT and net income multiples of comparable PBM companies and noted that certain acquisition transactions involving pharmaceutical company acquisitions of PBM companies are not comparable to the Merger because in such transactions the acquiror, unlike Value Health, could integrate its business such that it could potentially increase the sale of certain pharmaceutical products thereby enabling the acquiror to place a higher valuation on such transactions than a buyer without such opportunities. Based on its comparison of such multiples, Merrill Lynch calculated a summary reference range of per share values of the Value Health Common Stock of $22.00 to $28.00 as compared to the Merger Consideration of $20.50. Merrill Lynch noted, however, that the trading multiples for the one PBM transaction with cash consideration (Merck's acquisition of Systemed) were significantly lower than the multiples from which the $22.00 to $28.00 summary reference range was derived and the multiples represented by the Merger.

  No company utilized in the comparable transaction analysis was identical to Value Health. Accordingly, an analysis of the results of this comparison is not purely mathematical; rather, it involves complex considerations and judgments primarily concerning differences in historical and projected financial, operating and trading characteristics of the companies involved in such other transactions and the circumstances surrounding such transactions.

  Break-Up Analysis. Merrill Lynch calculated ranges of estimated values for Value Health's business segments, ValueRx, Value Behavioral Health, CCN/Medview and Value Health Sciences, using discounted cash flow analyses, comparable acquisition transaction analyses and comparable public trading analyses for each business segment and assuming tax liabilities that would be incurred upon the sale of all of the business segments other than ValueRx. Based on such calculations, Merrill Lynch calculated a summary reference range of hypothetical equity values per share for the Value Health Common Stock of $18.50 to $24.00 as compared to the Merger Consideration of $20.50.

  Spin-off/Restructuring Analysis. Merrill Lynch compared the hypothetical value of Value Health after giving effect to the Planned Distribution, including a spin-off of ValueRx and a restructuring of Value Health. Merrill Lynch's analysis of Value Health's hypothetical value emphasized calculations and comparisons of forward price/earnings multiples, estimated long-term growth rates and the relationship between such multiples and growth rates. Merrill Lynch compared ValueRx to two selected PBM companies, four selected institutional pharmacy management companies, and two preferred provider organizations/third party administrators ("PPO/TPAs") and compared Value Health excluding ValueRx to three behavioral care providers, 12 HMOs and two PPO/TPAs. Merrill Lynch calculated summary reference ranges of current and long-term hypothetical equity values per share for the Value Health Common Stock of $16.00 to $21.00 and $17.00 to $23.00, respectively, as compared to the Merger Consideration of $20.50.

  Pursuant to a letter agreement between Value Health and Merrill Lynch, Value Health agreed to pay Merrill Lynch (i) $500,000 upon Value Health's execution of the Initial Agreement and (ii) an additional fee in an amount equal to 0.6% of the aggregate purchase price paid in the Merger or certain other business combinations involving Value Health, payable upon the closing of the Merger or such other business combination, provided that any fee paid to Merrill Lynch pursuant to clause (i) will be deducted from any fee to which Merrill Lynch is entitled pursuant to clause (ii). Upon the consummation of the Merger, Merrill Lynch will be entitled to the fees described in the preceding sentence in the aggregate amount of approximately $8 million. Value Health also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including certain reasonable fees and disbursements of its legal counsel. Additionally, Value Health agreed to indemnify Merrill Lynch and certain related persons for certain liabilities related to or arising out of its engagement, including liabilities under the federal securities laws.

  Value Health interviewed several financial advisors and retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Merrill Lynch has, in the past, provided financial advisory and/or financing services to Value Health and/or Columbia and may continue to do so and has received, and may receive, fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of Value Health and Columbia (and anticipate trading after the Merger in the securities of Columbia) for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Board of Directors of Value Health with respect to the Amended and Restated Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of the management of Value Health and the Board of Directors of Value Health have certain interests in the Merger that are in addition to the interests of stockholders of Value Health generally (including, without limitation, benefits up to approximately $24.8 million in the aggregate which will be received by the top six executive officers of Value Health under change in control provisions contained in various agreements and benefit plans, the adoption of consulting and noncompetition agreements, severance arrangements and the acceleration of stock options as described below). Described below are certain of such interests in the Merger of the executive officers and directors of Value Health.

  Employment Agreements. Value Health's executive officers have pre-existing employment agreements that generally provide that if, within 24 months following the closing of a "Strategic Transaction," (a) the executive officer is terminated without cause or (b) the executive officer terminates his employment due to either a material reduction in responsibility, authority or compensation, or a requirement that the executive relocate, then the executive officer is entitled to receive, depending on the executive involved, a lump-sum payment equal to either three times or two and one-half times the sum of the executive officer's base compensation and annual performance bonus at the target level for the year in which such termination occurs. If his employment is terminated within 24 months following the Merger, each of Messrs. Patricelli (Chairman, President and Chief Executive Officer of Value Health), Shulman (President of Value Health's Pharmacy & Disease Management Group), Buncher (President of Value Health's Health Plans Group), Finigan (Senior Vice President, General Counsel and Secretary of Value Health), Wurzer (Senior Vice President, Treasurer and Chief Financial Officer of Value Health) and Goss (Senior Vice President for Strategy and Development of Value Health) would be entitled to receive severance payments of $4,095,000, $2,205,000, $1,837,000, $875,000, $840,000 and $840,000, respectively. In addition, in the event of a termination or constructive termination of employment as described above, the executive officer is entitled to continue to receive the same health benefits for up to one year following termination of employment. In the event any executive officer is asked to continue employment with Value Health after the Merger, the severance payments indicated above will be paid as a signing bonus upon that individual's execution of a one-year employment agreement and an appropriate noncompetition agreement reasonably satisfactory to Columbia and such executive officer. In addition to the foregoing, Messrs. Finigan, Wurzer and Goss are entitled, pursuant to the terms of their employment agreements, to receive transaction bonuses of $1,500,000, $1,500,000 and $1,000,000, respectively, upon consummation of a Strategic Transaction. These transaction bonuses initially were approved in connection with the Planned Distribution, and, because the Merger also would constitute a "Strategic Transaction," would be payable upon completion of the Merger.

  Stock Option Plans. Upon consummation of the Merger, all options (the "Value Health Options") to purchase Value Health Common Stock outstanding as of the Effective Date under any Value Health stock option plan (collectively, the "Value Health Stock Option Plans"), whether or not then exercisable, will be assumed by Columbia and converted into and become a right with respect to Columbia Common Stock. See "The Merger Agreement--The Merger." If the employment of any of the executive officers of Value Health is terminated within 24 months following the Merger, pursuant to the terms of their respective employment agreements, all unvested Value Health Options will immediately become vested and exercisable. The following table sets forth, with respect to each of the executive officers of Value Health, the number of vested Value Health Options and the number of unvested Value Health Options, the vesting of which would be accelerated if such executive officer's employment with Value Health were terminated within 24 months following the Merger. Each of the options listed below has an exercise price of $18.375 per share of Value Health Common Stock.

                                                                    NUMBER OF
                                               NUMBER OF VESTED   UNVESTED VALUE
  NAME                                       VALUE HEALTH OPTIONS HEALTH OPTIONS
  ----                                       -------------------- --------------
Robert E. Patricelli........................       107,500           317,300
Steven J. Shulman...........................        35,250           305,500
James E. Buncher............................           --            200,000
Paul M. Finigan.............................         5,000           136,167
David M. Wurzer.............................         4,500           126,667
William J. Goss.............................           --            155,000

  Consulting and Non-Competition Agreements. Value Health has entered into Consulting and Non-Competition Agreements with Robert E. Patricelli, Chairman, President and Chief Executive Officer of Value Health, and Steven J. Shulman, President, Pharmacy & Disease Management Group of Value Health, effective as of the Effective Date, pursuant to which each of Messrs. Patricelli and Shulman have agreed to provide certain consulting services to Value Health for a period of one year and have agreed to refrain from competing with the business of Value Health for a period of three years after the Effective Date. Under such agreements, Value Health has agreed to pay Messrs. Patricelli and Shulman $4,500,000 and $3,000,000, respectively.

  Tax Gross-Up. Under Sections 280G and 4999 of the Code, certain payments and benefits provided to Value Health employees under the plans and agreements described above may not be fully deductible by Value Health, and such payments and benefits may be subject to a 20% excise tax payable by the recipient. The employment agreements referred to above generally provide that if an excise tax is imposed on a covered employee on any of these amounts, the employee will be provided a gross-up payment to permit the employee to receive a net amount equal to what would have been received had the excise tax not been imposed. Should such sections of the Code apply, certain of the payments and benefits described above may not be fully deductible by Value Health and the gross-up payments would become payable and may also be nondeductible.

  Indemnification and Insurance. As provided in the Amended and Restated Merger Agreement, Columbia is required to indemnify, defend and hold harmless officers, directors and employees of Value Health and its subsidiaries (the "Indemnified Parties") from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by the Amended and Restated Merger Agreement to the fullest extent permitted or required under applicable law, including without limitation the advancement of expenses. Columbia has agreed that all rights to indemnification existing in favor of the directors, officers or employees of Value Health as provided in Value Health's certificate of incorporation or bylaws, with respect to matters occurring through the Effective Date, shall survive the Merger and continue in full force and effect for a period of not less than six years from the Effective Date. In addition, for a period of three years after the Effective Date and subject to certain limitations, Columbia is obligated to maintain in effect policies of directors' and officers' liability insurance that are substantially no less advantageous to the Indemnified Parties than the policies presently maintained by Value Health. See "The Amended and Restored Merger Agreement--Indemnification and Insurance."

COLUMBIA'S SOURCE OF FUNDS

  The total amount of funds necessary to consummate the Merger and pay related expenses is expected to be approximately $1.14 billion (based upon the 54,632,577 shares of Value Health Common Stock outstanding as of March 31, 1997 and an estimate of $20 million for the aggregate costs and expenses that will be incurred in connection with the Amended and Restated Merger Agreement and the transactions contemplated thereby). Columbia expects to obtain such funds through a combination of additional borrowings under its existing commercial paper program and borrowings under its existing revolving credit facilities (the "Credit Facilities") by and among Columbia and several banks and other financial institutions pursuant to which Chemical Bank acts as Agent and CAF Loan Agent (as defined in the Credit Facilities). The Credit Facilities consist of a $2.0 billion five-year revolving credit agreement and a $2.0 billion 364-day revolving credit agreement. As of December 31, 1996, Columbia had approximately $1.7 billion of credit available under the Credit Facilities. Interest is payable generally at either LIBOR plus .115% to .35% (depending on Columbia's credit rating), the prime lending rate or a competitive bid rate. The Credit Facilities contain customary covenants which include (i) limitations on additional debt, (ii) limitations on sales of assets, mergers and changes of ownership and (iii) maintenance of certain interest coverage ratios.

CERTAIN OTHER EFFECTS OF THE MERGER

  If the Merger is consummated, the holders of Value Health Common Stock will not have an opportunity to continue their equity interest in Value Health as an ongoing corporation and therefore will not share in future earnings or growth, if any, of Value Health. In addition, if the Merger is consummated, public trading of the Value Health Common Stock will cease to be quoted on the NYSE.

ACCOUNTING TREATMENT

  The Merger will be accounted for by Columbia as a "purchase" for accounting and financial reporting purposes.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The receipt of cash for shares of Value Health Common Stock in the Merger or pursuant to the exercise of dissenters' appraisal rights will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, a stockholder will recognize gain or loss for such purposes equal to the difference between the cash received and such stockholder's adjusted tax basis for the shares of Value Health Common Stock. For federal income tax purposes, such gain or loss will be a capital gain or loss if the shares of Value Health Common Stock are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the shares of Value Health Common Stock are a capital asset in the hands of the stockholder and the stockholder has held the Value Health Common Stock for more than one year, as of the Effective Date. There are limitations on the deductibility of capital losses.

  The receipt of cash by a stockholder pursuant to the Merger (or exercise of dissenter's rights of appraisal) may be subject to backup withholding at the rate of 31% unless the stockholder (i) is a corporation or comes within certain other exempt categories, or (ii) provides a certified taxpayer identification number on Form W-9 and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax; any amounts so withheld may be credited against the federal income tax liability of the stockholder subject to the withholding.

  The summary of tax consequences set forth above is for general information only. The tax treatment of each stockholder will depend in part upon his or her particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, tax-exempt organizations, broker-dealers, persons who are not citizens or residents of the United States and stockholders who acquired the shares of Value Health Common Stock through the exercise of Value Health Options (as defined below) or otherwise as compensation. ALL STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN LAWS.

REGULATORY APPROVALS

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting-period requirements have been satisfied. Columbia and Value Health each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on January 31, 1997. The required waiting period under the HSR Act has expired. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Columbia or Value Health. At any time before or after the Effective Date, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under the antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of Value Health or businesses of Columbia or Value Health by Columbia. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

  Value Health is the direct parent of Value Health Reinsurance, Inc. ("Value Health Re"), and Value Health Re is the direct parent of Wellington Insurance Company ("Wellington"). Both Value Health Re and Wellington are domestic insurers domiciled in the State of Arizona. Section 20-481.02 of the Arizona Revised Statutes (the "Arizona Code") requires approval by the director (the "Director") of the Arizona Department of Insurance (the "Department") of the indirect acquisition of Value Health Re and Wellington by Columbia pursuant to the Merger. On February 4, 1997, Columbia made a preliminary filing of a Form A with the Director in accordance with the Arizona Code. On April 18, 1997, Columbia filed Amendment No. 1 to its Form A (the "Arizona Amendment") with the Department. The Arizona Amendment amended the preliminary Form A to, among other things, reflect the terms of the Amended and Restated Merger Agreement. Under Section 20-481.07 of the

Arizona Code, the Director is required to hold a public hearing on the Merger within thirty days of the filing of a final Form A (but not prior to twenty days after such filing). The Department has advised Columbia that it will not schedule a hearing date until after it has received a copy of the final Proxy Statement.

  Although domiciled in the State of Arizona, Wellington has written an average of more gross premiums in the State of California than in the State of Arizona over the past three fiscal years, and such gross premiums constitute 33% or more of Wellington's total gross premiums written everywhere in the United States for such three year period. As a result, Wellington is deemed to be a "commercially domiciled insurer" in the State of California pursuant to
Section 1215.13 of the California Insurance Code (the "California Code"), and is therefore required to comply with the provisions of the California Code.
Section 1215.2 of the California Code requires approval by the California Commissioner of Insurance (the "Commissioner") of the indirect acquisition of Wellington by Columbia pursuant to the Merger. Accordingly, on April 8, 1997 Columbia filed a Form A with the California Department of Insurance pursuant to the California Code. On April 18, 1997, Columbia filed Amendment No. 1 to its Form A (the "California Amendment") with the Commissioner. The California Amendment amended the Form A to, among other things, reflect the terms of the Amended and Restated Merger Agreement. The information required to be disclosed in the California Form A is substantially the same as the information required to be disclosed in the Arizona Form A. Pursuant to
Section 1215.2(d) of the California Code, the Commissioner must approve or disapprove the Merger within sixty days of receipt of a substantially completed Form A. If the Commissioner does not approve the Merger but fails to disapprove the Merger within such sixty day period, the Merger may proceed.

  Value Health is the indirect parent of Value Behavioral Health of California, Inc. ("VBH-CA") and Value HealthPlan of California, Inc. ("VHP"). Both VBH-CA and VHP are licensed to provide or arrange for the provision of certain health care services pursuant to provisions of the California Health Care Service Plan Act (the "Act") and the regulations promulgated thereunder (the "Regulations"), and are subject to regulation thereunder by the State of California Department of Corporations (the "DOC"). The DOC has informed VBH-CA and VHP that each of them is required to obtain the approval of the DOC prior to the indirect acquisition of VBH-CA and VHP by Columbia pursuant to the Merger. Without accepting the DOC's position, on April 18, 1997, Value Health caused VBH-CA and VHP to submit to the DOC the requested filings seeking DOC approval. The Act requires the DOC to act on such filings on or before May 18, 1997.

                   THE AMENDED AND RESTATED MERGER AGREEMENT

  The following is a brief summary of certain provisions of the Amended and Restated Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the Amended and Restated Merger Agreement.

THE MERGER

  Pursuant to the Amended and Restated Merger Agreement, subject to the terms and conditions thereof, as of the Effective Date (as defined below), Columbia Sub will be merged with and into Value Health and the separate existence of Columbia Sub shall thereupon cease, and Value Health, as the corporation surviving the Merger (the "Surviving Corporation"), shall by virtue of the Merger continue its existence under the laws of the State of Delaware. The Merger will have the effects specified in the Delaware General Corporation Law (the "DGCL").

  Upon the satisfaction or waiver of all conditions to the Merger, and provided that the Amended and Restated Merger Agreement has not been terminated or abandoned, Columbia and Value Health will cause a Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL (the "Certificate of Merger"). The date the Merger becomes effective is referred to herein as the "Effective Date."

  As a result of the Merger and without any action on the part of the holders thereof, each share of Value Health Common Stock issued and outstanding as of the Effective Date (other than shares held by holders of Value Health Common Stock who perfect their statutory dissenters' rights) will be converted into the right to receive $20.50 in cash and will cease to be outstanding and will be cancelled and retired. Each holder of a certificate representing any such shares of Value Health Common Stock (each, a "Certificate") will thereafter cease to have any rights with respect to such shares of Value Health Common Stock, except the right to receive without interest, the Merger Consideration (as described in "--Payment Procedures") upon the surrender of such Certificate. Each share of Value Health Common Stock held in Value Health's treasury or held by Columbia or any of its subsidiaries as of the Effective Date will cease to be outstanding and will be cancelled and retired without payment of any consideration therefor.

  By virtue of the Merger, all options (the "Value Health Options") outstanding as of the Effective Date under any Value Health stock option plan (collectively, the "Value Health Stock Option Plans"), whether or not then exercisable, will be assumed by Columbia and converted into and become a right with respect to Columbia Common Stock. Each Value Health Option assumed by Columbia will be exercisable upon the same terms and conditions as under the applicable Value Health Stock Option Plans and applicable option agreements issued thereunder, and Columbia will assume the Value Health Stock Option Plans for such purposes. Pursuant to the Amended and Restated Merger Agreement, from and after the Effective Date, (i) each Value Health Option assumed by Columbia may be exercised solely for Columbia Common Stock, (ii) the number of shares of Columbia Common Stock subject to each Value Health Option will be equal to the product (rounded to the nearest whole share) of
(A) the number of shares of Value Health Common Stock subject to the original Value Health Option immediately prior to the Effective Date, times (B) the Option Exchange Ratio (as defined below) and (iii) the per share exercise price for each such Value Health Option will be equal to (A) the per share exercise price for the share of Value Health Common Stock otherwise purchasable pursuant to each Value Health Option immediately prior to the Effective Date divided by (B) the Option Exchange Ratio (rounded up to the nearest full cent). No Value Health Options will be accelerated by reason of the Merger unless the agreement or arrangement under which it was granted or by which it is otherwise governed specifically provides for such acceleration. For purposes of the foregoing, the term "Option Exchange Ratio" means the ratio of (x) $20.50 to (y) the average of the closing prices per share of the Columbia Common Stock on the NYSE, as reported in The Wall Street Journal, for each of the ten trading days immediately preceding the Effective Date.

PAYMENT PROCEDURES

  Promptly after the Effective Date, a designated paying agent (the "Paying Agent") will mail to each person who was, as of the Effective Date, a holder of record of shares of Value Health Common Stock, a letter of transmittal to be used by such holders in forwarding their Certificates, and instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, the holder of such Certificate will be entitled to receive the Merger Consideration which such holder has the right to receive in respect of the Certificate surrendered (as described below), and the Certificate so surrendered will be cancelled. VALUE HEALTH STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

  On or after the Effective Date, there will be no transfers on the transfer books of Value Health of shares of Value Health Common Stock which were outstanding immediately prior to the Effective Date.

  Any portion of the aggregate cash Merger Consideration that is unclaimed by the former stockholders of Value Health one year after the Effective Date will be delivered to Columbia. Any former stockholders of Value Health who have not theretofore complied with the exchange procedures in the Amended and Restated Merger Agreement may thereafter look to Columbia only as general creditors for payment of their Merger Consideration deliverable in respect of each share of Value Health Common Stock such stockholder holds. Notwithstanding the foregoing, none of Value Health, Columbia, the Paying Agent or any other person will be liable to any former holder of shares of Value Health Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  No interest will be paid or accrued on the Merger Consideration payable upon surrender of Certificates.

  In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Columbia, the posting by such person of a bond in such reasonable amount as Columbia may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof.

REPRESENTATIONS AND WARRANTIES

  The Amended and Restated Merger Agreement contains various customary representations and warranties of the parties thereto. The Amended and Restated Merger Agreement includes representations and warranties by Value Health relating to, among other things: (a) the due organization, power and standing and similar corporate matters; (b) its capital structure; (c) subsidiaries of Value Health; (d) the authorization, execution, delivery and enforceability of the Amended and Restated Merger Agreement; (e) conflicts under charters or bylaws, violations of any instruments or law and required consents or approvals; (f) certain documents filed by Value Health with the Securities and Exchange Commission (the "Commission") and the accuracy of information contained therein; (g) the absence of certain changes; (h) litigation; (i) retirement and other employee benefit plans of Value Health;
(j) labor matters involving Value Health; (k) corporate action approving the Amended and Restated Merger Agreement; (l) brokers' and finders' fees with respect to the Merger; (m) compliance with applicable laws; (n) material liabilities; (o) taxes and tax returns of Value Health; (p) material agreements; (q) absence of material adverse changes; and (r) accounting matters.

  The Amended and Restated Merger Agreement includes representations and warranties by Columbia relating to, among other things: (a) the due organization, power and standing of Columbia and similar corporate matters;
(b) the authorization, execution, delivery and enforceability of the Amended and Restated Merger Agreement; (c) conflicts under charter or bylaws, violations of any instruments or law and required consents or approvals; (d) certain documents filed by Columbia with the Commission and the accuracy of information contained therein; (e) corporate action approving the Amended and Restated Merger Agreement; (f) brokers' and finders' fees with respect to the Merger; (g) absence of material adverse changes; and (h) the financial capability of Columbia to consummate the Merger.

CERTAIN COVENANTS

  Value Health has agreed (and has agreed to cause its subsidiaries), among other things, prior to the consummation of the Merger, unless Columbia agrees in writing or as otherwise required or permitted by the Amended and Restated Merger Agreement, (i) to conduct its operations according to its usual, regular and ordinary course in substantially the same manner as theretofore conducted, (ii) promptly to notify Columbia of any change or event that has had, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Value Health and its subsidiaries taken as a whole and (iii) promptly to deliver to Columbia true and correct copies of any report, statement or schedule filed with the Commission subsequent to April 14, 1997. In addition, Value Health has agreed that, among other things, prior to the consummation of the Merger, unless Columbia agrees in writing or as otherwise required or permitted by the Amended and Restated Merger Agreement, it shall not (and shall cause its subsidiaries not to) (i) amend its certificate of incorporation or bylaws, (ii) except pursuant to the exercise of certain options, warrants, conversion and certain other contractual rights, issue any shares of capital stock, effect any stock split or otherwise change its capitalization as it existed on April 14, 1997, (iii) grant, confer or award any option, warrant, conversion right or other right not existing on April 14, 1997 to acquire shares of its capital stock, subject to certain exceptions, (iv) increase any compensation or enter into or amend any employment agreement with any of its present or future officers, directors or employees, except in accordance with pre-existing contractual provisions and except for normal increases consistent with past practice, (v) adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect, (vi) declare or pay any dividend to its stockholders or make any other payment on its capital stock or (vii) sell, lease or otherwise dispose of any of its assets, except in the ordinary course of business.

  Columbia has agreed (and has agreed to cause its subsidiaries), among other things, prior to the consummation of the Merger, unless Value Health agrees in writing or as otherwise required or permitted by the Amended and Restated Merger Agreement, (i) to conduct its operations in the usual, regular and ordinary course in substantially the same manner as theretofore conducted except where the failure to so act would not adversely affect Columbia's ability to pay the aggregate Merger Consideration to the holders of Value Health Common Stock, (ii) promptly to notify Value Health of any change or event that has had, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Columbia and its subsidiaries taken as a whole and (iii) promptly to deliver to Value Health true and correct copies of any report, statement or schedule filed with the Commission subsequent to April 14, 1997.

  Both Value Health and Columbia have agreed to cooperate in the prompt preparation and filing of certain documents under federal and state securities laws and with applicable government entities.

NO SOLICITATION OF TRANSACTIONS

  Value Health has agreed that it will not, and will direct and use its best efforts to cause its officers and directors, employees, agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Value Health or any of its significant subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement relating to any Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal. Value Health has agreed to cease immediately and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the Amended and Restated Merger Agreement with respect to any of the foregoing and to take the necessary steps to inform the appropriate individuals or entities of these obligations. Value Health has also agreed to notify Columbia immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it, provided that the Board of Directors of Value Health may (i) furnish information to, or enter into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire Value Health pursuant to a merger, consolidation, share exchange, business combination, purchase of a substantial portion of its assets or other similar transaction, if, and only to the extent that, (a) the Board of Directors of Value Health determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (b) prior to furnishing such information to, or entering into discussions or negotiations with, the other person or entity, Value Health provides written notice to Columbia to the effect that it is furnishing information to, or entering into discussions or negotiations with, the other person or entity and (c) Value Health keeps Columbia promptly informed of the status and all material terms and conditions of any such discussions or negotiations (including identities of parties) and, if any such proposal or inquiry is in writing, furnishes a copy of such proposal or inquiry to Columbia as soon as practicable after the receipt thereof and (ii) to the extent applicable, comply with Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, with regard to an Alternative Proposal.

INDEMNIFICATION AND INSURANCE

  As provided in the Amended and Restated Merger Agreement, Columbia is required to indemnify, defend and hold harmless the officers, directors and employees of Value Health and its subsidiaries (the "Indemnified Parties") from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by the Amended and Restated Merger Agreement to the fullest extent permitted or required under applicable law, including without limitation the advancement of expenses. Columbia has agreed that all rights to indemnification existing in favor of the directors, officers or employees of Value Health as provided in Value Health's certificate of incorporation or bylaws, with respect to matters occurring through the Effective Date, shall survive the Merger and continue in full force and effect for a period of not less than six years from the Effective Date.

  For a period of three years after the Effective Date, Columbia is obligated to cause the surviving corporation to maintain in effect policies of directors' and officers' liability insurance covering certain Indemnified Parties presently covered by Value Health insurance policies that are substantially no less advantageous to such Indemnified Parties than the policies presently maintained by Value Health, provided that Columbia shall not be required in order to maintain such coverage to pay an annual premium in excess of two times the current annual premium paid by Value Health for its existing coverage (the "Cap") and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Columbia shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

CONDITIONS

  The respective obligations of Value Health and Columbia to consummate the Merger are subject to the fulfillment of each of the following conditions, including, among others: (a) the Amended and Restated Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the requisite vote of the holders of the issued and outstanding shares of capital stock of Value Health entitled to vote thereon; (b) none of the parties to the Amended and Restated Merger Agreement shall be subject to any order or injunction against the consummation of the transactions contemplated by the Amended and Restated Merger Agreement; (c) all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Amended and Restated Merger Agreement shall have been obtained or made (except where the failure to obtain or make any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of Columbia and Value Health (and their respective subsidiaries), taken as a whole, following the Effective Date); and (d) all consents, authorizations, orders and approvals required under insurance holding company statutes or similar statutes regulating managed care or insurance organizations shall have been obtained.

  The obligations of each of Value Health and Columbia to effect the Merger are also subject to the satisfaction or waiver by the other party prior to the Effective Date of the condition that the other party shall have performed in all material respects all obligations required to be performed by it under the Amended and Restated Merger Agreement and the representations and warranties of the other party and its subsidiaries set forth in the Amended and Restated Merger Agreement shall be true in all material respects as of the Effective Date. The obligation of Columbia to effect the Merger is further subject to the condition that, from the date of the Amended and Restated Merger Agreement through the Effective Date, there shall not have occurred any change, individually or together with other changes, that has had, or would reasonably be expected to have, a material adverse change in the financial condition, business, results of operations or prospects of Value Health and its subsidiaries, taken as a whole.

TERMINATION

  The Amended and Restated Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the approval by the stockholders of Value Health: (a) by the mutual consent of Value Health and Columbia by action of their respective Boards of Directors;
(b) by action of the Board of Directors of either Value Health or Columbia if
(i) the Merger shall not have been consummated by August 31, 1997, provided that the terminating party shall not have breached in any material respect its obligations under the Amended and Restated Merger Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger,
(ii) the adoption of the Amended and Restated Merger Agreement and the approval of the transactions contemplated thereby by Value Health's stockholders shall not have been obtained at a meeting duly convened for such purpose (or at any adjournment or postponement thereof), or (iii) a United States federal or state court of competent jurisdiction or a United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Amended and Restated Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate the Amended and Restated Merger Agreement pursuant to this clause (iii) shall have used all reasonable efforts to remove such injunction, order or decree; (c) by action of the Board of Directors of Value Health, if (i) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, the Board of Directors of Value Health determines that such termination is required by reason of an Alternative Proposal being made for Value Health,
(ii) there has been a breach by Columbia or Columbia Sub of any representation or warranty contained in the Amended and Restated Merger Agreement which would have or would be reasonably likely to have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Columbia and its subsidiaries taken as a whole or
(iii) there has been a material breach by Columbia of any covenant or agreement contained in the Amended and Restated Merger Agreement which is not curable or, if curable, is not cured within 30 days after written notice of such breach; or (d) by action of the Board of Directors of Columbia, if (i) the Board of Directors of Value Health shall have withdrawn or modified in a manner adverse to Columbia its approval or recommendation of the Amended and Restated Merger Agreement or the Merger, or shall have recommended an Alternative Proposal to Value Health stockholders, (ii) there has been a breach by Value Health of any representation or warranty contained in the Amended and Restated Merger Agreement which would have or would be reasonably likely to have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Value Health and its subsidiaries taken as a whole or (iii) there has been a material breach by Value Health of any covenant or agreement contained in the Amended and Restated Merger Agreement which is not curable or, if curable, is not cured within 30 days after written notice of such breach. In the event of the termination of the Amended and Restated Merger Agreement pursuant to (b),
(c) or (d) above, nothing in the Amended and Restated Merger Agreement shall prejudice the ability of the non-breaching party to seek damages from any other party for any breach of the Amended and Restated Merger Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity; provided, that in the event Columbia has received an Alternative Proposal Fee (as defined under "--Termination Fee"), it shall not (i) have any rights whatsoever in respect of or in connection with the representations and warranties of Value Health, (ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under the Amended and Restated Merger Agreement against any entity or person submitting an Alternative Proposal or (iii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against Value Health or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation or approval of an Alternative Proposal.

TERMINATION FEE

  If (a) Value Health terminates the Amended and Restated Merger Agreement because its Board of Directors, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, determines that such termination is required by reason of an Alternative Proposal being made for Value Health, (b) an Alternative Proposal is made and the Amended and Restated Merger Agreement is terminated by either Value Health or Columbia by reason of the stockholders of Value Health not approving the Amended and Restated Merger Agreement at the Special Meeting, (c) Columbia terminates the Amended and Restated Merger Agreement because the Board of Directors of Value Health shall have withdrawn or modified in a manner adverse to Columbia its approval or recommendation of the Amended and Restated Merger Agreement or the Merger or shall have recommended an Alternative Proposal to Value Health stockholders or (d) any person shall have made an Alternative Proposal and thereafter the Amended and Restated Merger Agreement is terminated for any reason other than those set forth in clauses (a), (b) or (c) above, and within 12 months thereafter, any Alternative Proposal shall have been consummated, then Value Health (or the successor thereto) is required to pay a fee in cash of $45,000,000 to Columbia (the "Alternative Proposal Fee"), within two days of such termination.

EXPENSES

  Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Amended and Restated Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except as otherwise provided in the Amended and Restated Merger Agreement. The Amended and Restated Merger Agreement provides that the following expenses will be shared equally by Columbia and Value Health: (a) the filing fee in connection with the HSR Act filing, (b) the filing fee in connection with the filing of this Proxy Statement and the Registration Statement on Form S-4 (as contemplated by the Initial Agreement) with the Commission and (c) the expenses incurred in connection with printing and mailing this Proxy Statement and the printing of such Registration Statement. If the Merger is consummated, it is estimated that the aggregate costs and expenses incurred by both Columbia and Value Health in connection with the Amended and Restated Merger Agreement and the transactions contemplated thereby will be $20 million.

AMENDMENT AND WAIVER

  The parties may modify or amend the Amended and Restated Merger Agreement by written agreement at any time before the Effective Date, to the extent permitted by applicable law. The conditions to each party's obligation to consummate the Merger may be waived by the other party in whole or in part to the extent permitted by applicable law.

ALTERNATIVE MERGER STRUCTURE

  Columbia and Value Health reserve the right to change the structure of the Merger so that Value Health merges into Columbia Sub rather than Columbia Sub merging into Value Health, or as a merger of Value Health into Columbia, with Columbia being the surviving corporation. Stockholder approval of the Amended and Restated Merger Agreement shall be deemed to include approval of these alternative structures of the Merger.

                 DISSENTING STOCKHOLDERS' RIGHTS OF APPRAISAL

  Record holders of Value Health Common Stock are entitled to appraisal rights with respect to the Merger under Section 262 of the DGCL.

  The DGCL sets forth certain rights and remedies applicable to stockholders of record of Value Health (each, a "Stockholder") who may object to the Merger. These rights are available only to stockholders holding shares of Value Health Common Stock outstanding immediately prior to the Effective Date and which are held by holders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing an appraisal for such shares in accordance with Section 262 of the DGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, "Dissenting Shares"). Set forth below is a summary of Stockholders' rights as provided by Section 262 of the DGCL. A copy of Section 262 of the DGCL is attached to this Proxy Statement as Appendix C. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix C. This discussion and Appendix C should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, because the failure to comply with the procedures set forth herein or therein will result in the loss of such appraisal rights. Any Stockholder who contemplates the assertion of appraisal rights is urged to consult his own counsel.

  Under Section 262 of the DGCL, when a merger is to be submitted for approval at a meeting of stockholders, a constituent corporation, not less than 20 days prior to the meeting, must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement shall constitute such notice to Stockholders.

  Stockholders who desire to exercise their appraisal rights must satisfy all of the following conditions. Any such Stockholder must be a stockholder of record of Value Health from the date he makes a written demand for appraisal (as described below) through the Effective Date and must continuously hold his Dissenting Shares throughout the period between such dates. A written demand for appraisal of the Dissenting Shares must be delivered to the Secretary of Value Health before the taking of the vote of Stockholders on the Amended and Restated Merger Agreement. Such vote will take place at the Special Meeting. The demand will be sufficient if it reasonably informs Value Health of the identity of the Stockholder and that the Stockholder intends thereby to demand the appraisal of his Dissenting Shares. This written demand for appraisal of Dissenting Shares must be in addition to and separate from any proxy or vote abstaining from or voting against the Amended and Restated Merger Agreement. Although a Stockholder must vote against, abstain from voting, or fail to vote on the Amended and Restated Merger Agreement to preserve his rights to appraisal, such vote against, failure to vote, or abstention from voting will not, of itself, constitute a demand for appraisal within the meaning of
Section 262 of the DGCL.

  Holders of Dissenting Shares electing to exercise their appraisal rights under Section 262 of the DGCL must neither vote for approval of the Amended and Restated Merger Agreement nor consent thereto in writing. A Stockholder who signs and returns a proxy card without expressly specifying a vote against approval of the Amended and Restated Merger Agreement or a direction to abstain, by checking the applicable box on the proxy card enclosed herewith, will effectively have thereby waived such Stockholder's appraisal rights as to those shares because, in the absence of express instructions to the contrary, such shares will be voted in favor of the Amended and Restated Merger Agreement. Accordingly, a Stockholder who desires to perfect his appraisal rights with respect to any Dissenting Shares must, as one of the procedural steps involved in such perfection, either (i) refrain from executing and returning a proxy card and from voting in person in favor of the Amended and Restated Merger Agreement or (ii) check either the "Against" or the "Abstain" box next to the proposal on such card or affirmatively vote in person against the Amended and Restated Merger Agreement or register in person an abstention with respect thereto.

  A demand for appraisal must be executed by or for the Stockholder, fully and correctly, exactly as such Stockholder's name appears on the certificate or certificates representing his Dissenting Shares. If the Dissenting Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a Stockholder; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a Stockholder holds Dissenting Shares through a broker who in turns holds the shares through a central securities depository nominee, a demand for appraisal of such Dissenting Shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the holder of record.

  A record owner, such as a broker, fiduciary or other nominee who holds Dissenting Shares as a nominee for others, may exercise appraisal rights with respect to the Dissenting Shares held for all or less than all beneficial owners of Dissenting Shares as to which such person is the record owner. In such case, the written demand must set forth the number of Dissenting Shares covered by such demand. Where the number of Dissenting Shares is not expressly stated, the demand will be presumed to cover all Dissenting Shares outstanding in the name of such record owner. A person having a beneficial interest in Dissenting Shares that are held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available.

  A Stockholder who elects to exercise appraisal rights must mail or deliver his written demand to: Paul M. Finigan, Esq., Secretary, Value Health, Inc., 22 Waterville Road, Avon, CT, 06001.

  The written demand for appraisal must specify the Stockholder's name and mailing address, the number of Dissenting Shares owned, and a statement that the Stockholder is thereby demanding appraisal of his Dissenting Shares. Within 10 days after the Effective Date, the Surviving Corporation will provide notice of the Effective Date to all Stockholders who have complied with Section 262 of the DGCL. Upon written request, the Surviving Corporation will furnish each Stockholder who has complied with the requirements of
Section 262 of the DGCL a statement setting forth the aggregate number of Dissenting Shares not voted in favor of the Amended and Restated Merger Agreement with respect to which demands for appraisal have been received and the aggregate number of holders of such Dissenting Shares.

  With 120 days after the Effective Date, either the Surviving Corporation or any Stockholder who has complied with the required conditions of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery (the "Chancery Court"), with a copy served on the Surviving Corporation in the case of a petition filed by a Stockholder, demanding a determination of the fair value of the Dissenting Shares of all dissenting Stockholders. There is no present intent on the part of Columbia to cause the Surviving Corporation to file an appraisal petition and Stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file such a petition or that the Surviving Corporation will initiate any negotiations with respect to the fair value of the Dissenting Shares. Accordingly, Stockholders who desire to have their Dissenting Shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. Within 120 days after the Effective Date, any Stockholder who has theretofore complied with the applicable provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of Dissenting Shares not voting in favor of the Amended and Restated Merger Agreement and with respect to which demands for appraisals were received by Value Health and the number of holders of such Dissenting Shares. Such statement must be mailed within 10 days after written request therefor has been received by the Surviving Corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 20 days of the filing of a petition by a Stockholder with the Chancery Court, or contemporaneous with the filing of a petition by the Surviving Corporation, the Surviving Corporation must file with the Chancery Court a verified list containing the names and addresses of the Stockholders who have demanded payment for their Dissenting Shares and with whom agreements as to the value of their Dissenting Shares have not been reached.

  If a petition for appraisal is timely filed, all Stockholders who have complied with Section 262 of the DGCL will become entitled to such a determination. The Chancery Court will hold a hearing on such petition through which it will determine which Stockholders are entitled to appraisal rights and will appraise the Dissenting

Shares owned by such Stockholders. The Chancery Court may require Stockholders who have demanded an appraisal for the Dissenting Shares and who hold such Dissenting Shares represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any such Stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such Stockholder. Where proceedings are not dismissed, the appraisal will be based upon the Chancery Court's determination of the fair value of such Dissenting Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., decided in 1983, the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company...."
The Delaware Supreme Court stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 of the DGCL, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

  Stockholders considering seeking appraisal should recognize that the fair value of the Dissenting Shares determined under Section 262 of the DGCL could be more than, the same as or less than the consideration that Stockholders are entitled to receive pursuant to the Amended and Restated Merger Agreement if they do not seek appraisal of their Dissenting Shares, and opinions of investment banking firms as to fairness, from a financial point of view, are not opinions as to fair value under Section 262 of the DGCL. The cost of the appraisal proceeding may be determined by the Chancery Court and levied against the parties as the Chancery Court deems equitable in the circumstances, including, if the Chancery Court found equitable justification therefor, against the Surviving Corporation or any affiliate thereof which may be a party to the proceeding. Upon application of a dissenting Stockholder, the Chancery Court may order that all or a portion of the expenses incurred by any dissenting Stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all the Dissenting Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

  Any Stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the Effective Date, be entitled to vote his Dissenting Shares for any purpose, subject to such demand or to receive payment of dividends or other distributions on such Dissenting Shares, except for dividends or distributions payable to Stockholders of record at a date prior to the Effective Date.

  At any time within 60 days after the Effective Date, any Stockholder shall have the right to withdraw such demand for appraisal and to accept the terms offered in the Amended and Restated Merger Agreement; after this period, the Stockholder may withdraw such demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Chancery Court within 120 days after the Effective Date, Stockholders' rights to appraisal shall cease, and all Stockholders shall be entitled to receive only the consideration provided in the Amended and Restated Merger Agreement. Inasmuch as the Surviving Corporation will have no obligation to file such a petition and the Surviving Corporation has no present intention to do so, any Stockholder who desires such a petition to be filed is advised to file it on a timely basis. Any Stockholder may withdraw such Stockholder's demand for appraisal by delivering to the Surviving Corporation a written withdrawal of such demand for appraisal and acceptance of the Merger, except (i) that any such attempt to withdraw made more than 60 days after the Effective Date will require written approval of the Surviving Corporation and (ii) that no appraisal proceeding in the Chancery Court shall be dismissed as to any Stockholder without the approval of the Chancery Court, and such approval may be conditioned upon such terms as the Chancery Court deems just.

                            SELECTED FINANCIAL DATA

  The selected historical financial data of Value Health presented below for each of the last five fiscal years have been derived from Value Health's historical consolidated financial statements. The following data should be read in conjunction with the consolidated financial statements and notes thereto of Value Health included in the Annual Report on Form 10-K/A (Amendment No. 2) for the fiscal year ended December 31, 1996, which are incorporated by reference in this Proxy Statement. See "Documents Incorporated by Reference."

                                       YEAR ENDED DECEMBER 31,
                         -----------------------------------------------------
                            1996       1995        1994       1993      1992
                         ---------- ----------  ---------- ---------- --------
                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Total Revenues:          $1,963,775 $1,868,539  $1,620,667 $1,116,000 $732,085
Earnings (Loss):
  Earnings (Loss) From
   Continuing
   Operations........... $   64,329 $  (27,967) $   59,521 $   14,930 $ 26,718
  Earnings (Loss) Per
   Share From Continuing
   Operations........... $     1.17 $    (0.51) $     1.10 $     0.28 $   0.55
Total Assets............ $1,101,224 $  904,035  $  791,542 $  713,679 $588,658
Long Term Liabilities... $   91,971 $    6,580  $   19,668 $   22,570 $ 27,384
Weighted Average Number
 of Common Shares
 Outstanding............     54,844     54,343      54,191     52,443   48,145
Cash Dividends Declared
 Per Common Share.......        --         --          --         --       --
Book Value Per Share.... $    12.07 $    10.82  $    10.96 $     9.62 $   9.03

                                 MARKET PRICES

  The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share reported on the NYSE Composite Tape for the Value Health Common Stock.

                                                                   HIGH   LOW
                                                                  ------ ------
   1995:
     First Quarter............................................... $40.75 $34.00
     Second Quarter..............................................  40.50  31.88
     Third Quarter...............................................  39.38  24.63
     Fourth Quarter..............................................  29.00  21.25
   1996:
     First Quarter...............................................  28.25  21.00
     Second Quarter..............................................  29.88  23.63
     Third Quarter...............................................  25.00  14.63
     Fourth Quarter..............................................  20.88  16.63
   1997:
     First Quarter ..............................................  25.50  17.63
     Second Quarter (through May 8, 1997)........................  20.13  17.38

  On April 14, 1997, the last trading day preceding the public announcement of the execution of the Amended and Restated Merger Agreement, the last reported sale price per share of the Value Health Common Stock on the NYSE Composite Tape was $17.75. On May 8, 1997, the last reported sale price per share of Value Health Common Stock on the NYSE Composite Tape was $20.00. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT PRICE QUOTATION FOR THE VALUE HEALTH COMMON STOCK.

DIVIDEND POLICY

  No cash dividends have been declared or paid on the Value Health Common Stock since Value Health's incorporation.

               BENEFICIAL OWNERSHIP OF VALUE HEALTH COMMON STOCK

  The following table sets forth certain information regarding beneficial ownership of Value Health's Common Stock as of April 30, 1997 (i) by each person who is known by Value Health to own beneficially more than 5% of the outstanding shares of Value Health Common Stock, (ii) by each director of Value Health, (iii) by each of the executive officers of Value Health and (iv) by all executive officers and directors of Value Health as a group.

                                                         SHARES
                                                      BENEFICIALLY
                  NAME AND ADDRESS                      OWNED(1)   PERCENTAGE
                  ----------------                    ------------ ----------
Warburg, Pincus Capital Company, L.P.(2).............   7,772,510     14.2%
 466 Lexington Avenue
 New York, New York
Travelers Group Inc.(3)..............................   2,718,175      5.0%
 388 Greenwich Street
 New York, New York 10013
Robert E. Patricelli(4)..............................   1,844,408      3.4%
Steven J. Shulman(5).................................     131,313      *
James E. Buncher.....................................       1,406      *
Paul M. Finigan(6)...................................       5,100      *
William J. Goss......................................       3,797      *
William J. McBride(7)................................      52,900      *
Walter J. McNerney(8)................................      30,000      *
David J. McDonnell(9)................................     338,364      *
Rodman W. Moorhead, III(2)...........................   7,772,510     14.2%
Constance B. Newman(10)..............................      27,500      *
John L. Vogelstein(2)................................   7,772,510     14.2%
Hicks B. Waldron(11).................................      24,000      *
All executive officers and directors as a group (13
 persons)(2)(12).....................................  10,237,195     18.5%

--------
*   Less than 1%
(1) The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.
(2) The sole general partner of Warburg, Pincus Capital Company, L.P. ("Warburg") is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC") manages Warburg. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the Managing Partner of WP and the Managing Member of EMW LLC and may be deemed to control both WP and EMW LLC. WP, as the sole general partner of Warburg, has a 20% interest in the profits of Warburg. Mr. Moorhead, a Director of the Company, is a Member and Senior Managing Director of EMW LLC and a general partner of WP. Mr. Vogelstein, a Director of the Company, is a Member, Vice Chairman and President of EMW LLC and a general partner of WP. As such, Mr. Moorhead and Mr. Vogelstein may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares beneficially owned by Warburg, EMW LLC and WP. All of the shares indicated as owned by Mr. Moorhead and Mr. Vogelstein are owned directly by Warburg and are included because of their affiliation with Warburg. Mr. Moorhead and Mr. Vogelstein disclaim "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Exchange Act, except to the extent of their indirect pecuniary interest.
(3) Travelers Group Inc. ("Travelers"), on behalf of certain of its subsidiaries, filed an amendment to its Schedule 13G dated March 7, 1997, pursuant to Section 13 of the Exchange Act, and the foregoing information is derived from such Schedule 13G. Travelers disclaims beneficial ownership of all such shares.

(4) Includes 107,500 shares of Value Health Common Stock which Mr. Patricelli has the right to acquire within 60 days of April 30, 1997, upon exercise of outstanding options. Also includes 10,000 shares of Value Health Common Stock held by Mr. Patricelli's wife as to which Mr. Patricelli disclaims beneficial ownership.

(5) Includes 35,250 shares of Value Health Common Stock which Mr. Shulman has the right to acquire within 60 days of April 30, 1997, upon exercise of outstanding options. Also includes 30,000 shares of Value Health Common Stock held by Mr. Shulman's wife and 500 shares of Value Health Common Stock held by his children as to which Mr. Shulman disclaims beneficial ownership.

(6) Includes 5,000 shares of Value Health Common Stock which Mr. Finigan has the right to acquire within 60 days of April 30, 1997, upon exercise of outstanding options.

(7) Includes 48,200 shares of Value Health Common Stock which Mr. McBride has the right to acquire within 60 days of April 30, 1997, upon exercise of outstanding options.

(8) Includes 30,000 shares of Value Health Common Stock which Mr. McNerney has the right to acquire within 60 days of April 30, 1997, upon exercise of outstanding options.

(9) Includes 289,801 shares of Value Health Common Stock which Mr. McDonnell has the right to acquire within 60 days of April 30, 1997, upon exercise of outstanding options.

(10) Includes 27,240 shares of Value Health Common Stock which Ms. Newman has the right to acquire within 60 days of April 30, 1997, upon exercise of outstanding options.

(11) Includes 22,500 shares of Value Health Common Stock which Mr. Waldron has the right to acquire within 60 days of April 30, 1997, upon exercise of outstanding options.

(12) Includes 569,991 shares of Value Health Common Stock which executive officers and directors as a group have the right to acquire within 60 days of April 30, 1997, upon exercise of outstanding options.

                             STOCKHOLDER PROPOSALS

  As described in Value Health's proxy statement relating to its 1996 Annual Meeting of Stockholders, in order for proposals of stockholders to be considered for inclusion in the proxy statement for the 1997 Annual Meeting of Stockholders of Value Health (if the Merger is not consummated), such proposals must have been received by the Secretary of Value Health by November 29, 1996. No such proposals were received by Value Health's Secretary by such date.

                                 OTHER MATTERS

  The Value Health Board of Directors has no knowledge of any business to be presented for consideration at the Special Meeting other than as described in this Proxy Statement. Should any such other matters properly come before the Special Meeting or any adjournment thereof, the persons named in the enclosed Proxy will have discretionary authority to vote such Proxy in accordance with their best judgment on such other matters and with respect to matters incident to the conduct of the Special Meeting.

                      DOCUMENTS INCORPORATED BY REFERENCE

  THIS PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS RELATING TO VALUE HEALTH WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM VALUE HEALTH, INC., 22 WATERVILLE ROAD, AVON, CONNECTICUT 06001, ATTENTION: PAUL M. FINIGAN, SECRETARY, TELEPHONE:
(860) 678-3400. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY JUNE 11, 1997. COPIES OF DOCUMENTS SO REQUESTED WILL BE SENT BY FIRST CLASS MAIL, POSTAGE PAID WITHIN ONE BUSINESS DAY OF THE RECEIPT OF SUCH REQUEST.

  The following Value Health documents are incorporated by reference herein:

    1. Annual Report on Form 10-K for the year ended December 31, 1996 (as amended by the Annual Report on Form 10-K/A filed April 17, 1997, the Annual Report on Form 10-K/A (Amendment No. 2) filed on May 5, 1997 and the Annual Report on Form 10-K/A (Amendment No. 3) filed on May 9, 1997).

    2. Current Reports on Form 8-K dated January 28, 1997 and April 16, 1997.

  All documents filed by Value Health with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein or contained in this Proxy Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                                                                 APPENDIX A



                              AMENDED AND RESTATED

                               AGREEMENT AND PLAN

                                   OF MERGER

                                  DATED AS OF

                                 APRIL 14, 1997

                                     AMONG

                      COLUMBIA/HCA HEALTHCARE CORPORATION

                          CVH ACQUISITION CORPORATION

                                      AND

                               VALUE HEALTH, INC.

                               TABLE OF CONTENTS

 ARTICLE I. THE MERGER.....................................................  A-1
    Section 1.1.   The Merger.............................................   A-1
    Section 1.2.   Effective Date of the Merger...........................   A-1
 ARTICLE II. THE SURVIVING CORPORATION.....................................  A-1
    Section 2.1.   Certificate of Incorporation...........................   A-1
    Section 2.2.   By-Laws................................................   A-2
    Section 2.3.   Board of Directors; Officers...........................   A-2
    Section 2.4.   Effects of Merger......................................   A-2
 ARTICLE III. CONVERSION OF SHARES.........................................  A-2
    Section 3.1.   Merger Consideration...................................   A-2
    Section 3.2.   Payment Procedures.....................................   A-2
    Section 3.3.   Dissenting Shares......................................   A-3
    Section 3.4.   [Reserved].............................................   A-4
    Section 3.5.   Stock Options..........................................   A-4
    Section 3.6.   Stockholders' Meetings.................................   A-4
    Section 3.7.   Closing of the Company's Transfer Books................   A-5
    Section 3.8.   Assistance in Consummation of the Merger...............   A-5
    Section 3.9.   Closing................................................   A-5
    Section 3.10.  Transfer Taxes.........................................   A-5
 ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT......................  A-5
    Section 4.1.   Organization and Qualification.........................   A-5
    Section 4.2.   Authority Relative to this Agreement...................   A-5
    Section 4.3.   Reports and Financial Statements.......................   A-6
    Section 4.4.   Parent Action..........................................   A-6
    Section 4.5.   Financial Advisor......................................   A-6
    Section 4.6.   Parent Ownership of Stock..............................   A-6
    Section 4.7.   No Material Adverse Effect.............................   A-6
    Section 4.8.   Financial Capability...................................   A-6
 ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................  A-7
    Section 5.1.   Organization and Qualification.........................   A-7
    Section 5.2.   Capitalization.........................................   A-7
    Section 5.3.   Subsidiaries...........................................   A-7
    Section 5.4.   Authority Relative to this Agreement...................   A-8
    Section 5.5.   Reports and Financial Statements.......................   A-8
    Section 5.6.   Absence of Certain Changes or Events...................   A-9
    Section 5.7.   Litigation.............................................   A-9
    Section 5.8.   Employee Benefit Plans.................................   A-9
    Section 5.9.   Labor Matters..........................................  A-11
    Section 5.10.  Company Action.........................................  A-11
    Section 5.11.  Financial Advisor......................................  A-12
    Section 5.12.  Compliance with Applicable Laws........................  A-12
    Section 5.13.  Liabilities............................................  A-12
    Section 5.14.  Taxes..................................................  A-12
    Section 5.15.  Certain Agreements.....................................  A-13
    Section 5.16.  Patents, Trademarks, Etc...............................  A-13
    Section 5.17.  No Material Adverse Effect.............................  A-13
    Section 5.18.  Representations Under Purchase Agreements..............  A-13

    Section 5.19.   Absence Of Certain Business Practices..............    A-13
    Section 5.20.   Payments Under CCN Agreement.......................    A-14
    Section 5.21.   Billing Practices..................................    A-14
    Section 5.22    Conduct of Business by the Company.................    A-14
 ARTICLE VI. REPRESENTATIONS AND WARRANTIES REGARDING SUB...............   A-14
    Section 6.1.    Organization.......................................    A-14
    Section 6.2.    Capitalization.....................................    A-14
    Section 6.3.    Authority Relative to this Agreement...............    A-14
 ARTICLE VII. CONDUCT OF BUSINESS PENDING THE MERGER....................   A-15
                    Conduct of Business by the Company Pending the
    Section 7.1.    Merger.............................................    A-15
    Section 7.2.    Conduct of Business by Parent Pending the Merger...    A-16
    Section 7.3.    Conduct of Business of Sub.........................    A-16
 ARTICLE VIII. ADDITIONAL AGREEMENTS....................................   A-16
    Section 8.1.    Access and Information.............................    A-16
    Section 8.2.    Proxy Statement....................................    A-16
    Section 8.3.    Employee Matters...................................    A-17
    Section 8.4.    Indemnification....................................    A-17
    Section 8.5.    HSR Act............................................    A-18
    Section 8.6.    Additional Agreements..............................    A-18
    Section 8.7.    Alternative Proposals..............................    A-18
    Section 8.8.    Advice of Changes; SEC Filings.....................    A-19
    Section 8.9.    Restructuring of Merger............................    A-19
    Section 8.10.   Other Matters......................................    A-19
 ARTICLE IX. CONDITIONS PRECEDENT.......................................   A-19
                    Conditions to Each Party's Obligation to Effect the
    Section 9.1.    Merger.............................................    A-19
                    Conditions to Obligation of the Company to Effect
    Section 9.2.    the Merger.........................................    A-20
                    Conditions to Obligations of Parent and Sub to
    Section 9.3.    Effect the Merger..................................    A-20
 ARTICLE X. TERMINATION, AMENDMENT AND WAIVER...........................   A-20
    Section 10.1.   Termination by Mutual Consent......................    A-20
    Section 10.2.   Termination by Either Parent or the Company........    A-20
    Section 10.3.   Termination by the Company.........................    A-21
    Section 10.4.   Termination by Parent..............................    A-21
    Section 10.5.   Effect of Termination and Abandonment..............    A-21
    Section 10.6.   Extension; Waiver..................................    A-22
 ARTICLE XI. GENERAL PROVISIONS.........................................   A-22
                    Non-Survival of Representations, Warranties and
    Section 11.1.   Agreements.........................................    A-22
    Section 11.2.   Notices............................................    A-22
    Section 11.3.   Fees and Expenses..................................    A-23
    Section 11.4.   Publicity..........................................    A-23
    Section 11.5.   Specific Performance...............................    A-23
    Section 11.6.   Assignment; Binding Effect.........................    A-23
    Section 11.7.   Entire Agreement...................................    A-24
    Section 11.8.   Amendment..........................................    A-24
    Section 11.9.   Governing Law......................................    A-24
    Section 11.10.  Counterparts.......................................    A-24
    Section 11.11.  Headings and Table of Contents.....................    A-24

    Section 11.12.  Interpretation........................................  A-24
    Section 11.13.  Waivers...............................................  A-24
    Section 11.14.  Incorporation of Exhibits.............................  A-24
    Section 11.15.  Severability..........................................  A-24
    Section 11.16.  Subsidiaries..........................................  A-25

                             AMENDED AND RESTATED
                         AGREEMENT AND PLAN OF MERGER

  THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Amended and Restated Agreement"), dated as of April 14, 1997, by and among Columbia/HCA Healthcare Corporation, a Delaware corporation ("Parent"), CVH Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Value Health, Inc., a Delaware corporation (the "Company"):

                             W I T N E S S E T H:

  WHEREAS, on January 15, 1997, Parent, Sub and the Company entered into an agreement and plan of merger (the "Initial Agreement") to effect a business combination by means of the merger of Sub with and into the Company (the "Merger");

  WHEREAS, the Initial Agreement provided for the exchange of the outstanding shares of common stock, no par value, of the Company ("Company Common Stock") for shares of common stock, $.01 par value, of Parent ("Parent Common Stock") pursuant to the Merger;

  WHEREAS, Parent, Sub and the Company desire to amend and restate the Initial Agreement to, among other things, provide that the outstanding shares of Company Common Stock be exchanged for cash rather than Parent Common Stock;

  WHEREAS, the Boards of Directors of Parent, Sub and the Company have approved the Merger as modified by the terms of this Amended and Restated Agreement, upon the terms and subject to the conditions set forth herein;

  NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:

                                  ARTICLE I.

                                  The Merger

  Section 1.1. The Merger. Upon the terms and subject to the conditions hereof, on the Effective Date (as defined in Section 1.2), Sub shall be merged into the Company and the separate existence of Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the "Surviving Corporation"), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware.

  Section 1.2. Effective Date of the Merger. The Merger shall become effective at the date and time (the "Effective Date") when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, which filing shall be made as soon as practicable following fulfillment of the conditions set forth in Article IX hereof, or at such time thereafter as is provided in such Certificate of Merger.

                                  ARTICLE II.

                           The Surviving Corporation

  Section 2.1. Certificate of Incorporation. Subject to Section 8.4(a), the Certificate of Incorporation of Sub shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Date, and thereafter may be amended in accordance with its terms and as provided by law and this Amended and Restated Agreement.

  Section 2.2. By-Laws. The By-laws of Sub as in effect on the Effective Date shall be the By-laws of the Surviving Corporation, and thereafter may be amended in accordance with its terms and as provided by law and this Amended and Restated Agreement.

  Section 2.3. Board of Directors; Officers. The directors of Sub immediately prior to the Effective Date shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Date shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

  Section 2.4. Effects of Merger. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law (the "DGCL").

                                 ARTICLE III.

                             Conversion of Shares

  Section 3.1. Merger Consideration. On the Effective Date, by virtue of the Merger and without any action on the part of any holder of any Company Common
Stock:

    (a) All shares of Company Common Stock which are held by the Company or any subsidiary of the Company, and any shares of Company Common Stock owned by Parent, Sub or any other subsidiary of Parent, shall be canceled.

    (b) Each remaining outstanding share of Company Common Stock shall be converted into and represent the right to receive $20.50 in cash (the "Merger Consideration") in accordance with Section 3.2.

    (c) In the event of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares with respect to, or rights issued in respect of, Company Common Stock after the date hereof, the Merger Consideration shall be adjusted accordingly.

    (d) Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

  Section 3.2. Payment Procedures.

  (a) Prior to the Effective Date, Parent shall select a Payment Agent, which shall be Parent's Transfer Agent or such other person or persons reasonably satisfactory to the Company, to act as Payment Agent for the Merger (the "Payment Agent").

  (b) As soon as practicable after the Effective Date (but in no event more than five days thereafter), Parent shall instruct the Payment Agent to mail to each holder of a certificate or certificates evidencing shares of Company Common Stock (other than Dissenting Shares, as defined in Section 3.3) ("Certificates") (A) a letter of transmittal (which shall include a Substitute Form W-9 and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Payment Agent) and (B) instructions to effect the surrender of the Certificates in exchange for the Merger Consideration. Each holder of Company Common Stock, upon surrender to the Payment Agent of such holder's Certificates with the letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, shall be paid the amount to which such holder is entitled, pursuant to this Amended and Restated Agreement, of cash as payment of the Merger Consideration (without any interest accrued thereon). Until so surrendered, each Certificate shall after the Effective Date represent for all purposes only the right to receive the Merger Consideration. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Amended and Restated Agreement.

  (c) At the Closing of the transactions contemplated by this Amended and Restated Agreement (the "Closing"), Parent shall deposit in trust with the Payment Agent, for the ratable benefit of the holders of Company Common Stock, the appropriate amount of cash to which such holders are entitled pursuant to this Amended and Restated Agreement for payment of the Merger Consideration (the "Payment Fund"). The Payment Agent shall, pursuant to irrevocable instructions, make the payments to the holders of Company Common Stock as set forth in this Amended and Restated Agreement.

  (d) If any delivery of the Merger Consideration is to be made to a person other than the registered holder of the Certificates surrendered in exchange therefor, it shall be a condition to such delivery that the Certificate so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that the person requesting such delivery shall (i) pay to the Payment Agent any transfer or other taxes required as a result of delivery to a person other than the registered holder or (ii) establish to the satisfaction of the Payment Agent that such tax has been paid or is not payable.

  (e) Any portion of the Payment Fund that remains undistributed to the holders of Company Common Stock as of the first anniversary of the Effective Date shall be delivered to Parent upon demand, and any holder of Company Common Stock who has not theretofore complied with the exchange requirements of this Section shall have no further claim upon the Payment Agent and shall thereafter look only to Parent for payment of the Merger Consideration.

  (f) If a Certificate has not been surrendered prior to the date on which any receipt of Merger Consideration would otherwise escheat to or become the property of any governmental agency, such Certificate shall, to the extent permitted by applicable law, be deemed to be canceled and no money or other property will be due to the holder thereof.

  (g) The Payment Agent may invest cash in the Payment Fund, as directed by Parent, on a daily basis, provided that all such investments shall be in obligations of or guaranteed by the United States of America with remaining maturities not exceeding 180 days, in commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or in certificates of deposit or banker's acceptances of commercial banks with capital exceeding $500 million (collectively, "Permitted Investments"). The maturities of Permitted Investments shall be such as to permit the Payment Agent to make prompt payment to former stockholders of the Company entitled thereto as contemplated by this Section. Parent shall promptly replenish the Payment Fund to the extent of any losses incurred as a result of Permitted Investments. Any interest and other income resulting from such investments shall be paid to Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Company Common Stock shall be entitled under this Amended and Restated Agreement, Parent shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose not specifically provided for in this Amended and Restated Agreement.

  Section 3.3. Dissenting Shares. (a) Notwithstanding any other provision of this Amended and Restated Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Date and which are held by holders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such holders shall be entitled to receive payment of the appraised value of such shares, except that all Dissenting Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Date, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender of the Certificates evidencing such shares.

  (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

  Section 3.4. [Reserved].

  Section 3.5. Stock Options. (a) Each of the Company's stock option plans, each of which is set forth in Section 3.5(a) of the Company Disclosure Schedule (as defined in Section 5.1) (the "Option Plans"), and each option to acquire shares of Common Stock outstanding immediately prior to the Effective Date thereunder, whether vested or unvested (each, an "Option" and collectively, the "Options"), shall be assumed by the Parent at the Effective Date, and each such Option shall become an option to purchase a number of shares of Parent Common Stock (a "Substitute Option") (rounded to the nearest whole share, with 0.5 shares being rounded up) equal to the number of shares of Company Common Stock subject to such Option multiplied by the Option Exchange Ratio (as defined below). The per share exercise price for each Substitute Option shall be the current exercise price per share of Company Common Stock divided by the Option Exchange Ratio (rounded up to the nearest full cent), and each Substitute Option otherwise shall after the Effective Date be subject to all of the other terms and conditions of the original Option to which it relates (including, without limitation, all provisions relating to acceleration of vesting). Prior to the Effective Date, the Company shall take such additional actions as are necessary under applicable law and the applicable agreements and Option Plans to ensure that each outstanding Option shall, from and after the Effective Date, represent only the right to purchase, upon exercise, shares of Parent Common Stock. Except as set forth in
Section 3.5(a) of the Company Disclosure Schedule, the vesting of no Option shall be accelerated by reason of the Merger unless the agreement or arrangement under which it was granted or by which it is otherwise governed specifically provides for such acceleration. For avoidance of doubt, it is the intention of Parent and the Company that the Substitute Options be identical in all respects to the Options (except for the number and type of shares for which they shall be exercisable and the exercise price thereof) and that, without limitation, (i) all terms of the plans under which such Options were issued and (ii) all policies set forth in Sections 3.5 and 5.8 of the Company Disclosure Schedule, shall apply thereto from and after the Effective Date.

  (b) For purposes of this Amended and Restated Agreement, the term "Option Exchange Ratio" shall mean the ratio of (x) $20.50 to (y) the average of the closing prices per share of the Parent Common Stock on the New York Stock Exchange, as reported in the Wall Street Journal, for each of the ten trading days immediately preceding the Effective Date.

  (c) As soon as practicable after the Effective Date, Parent shall cause to be included under a registration statement on Form S-8 of Parent all shares of Parent Common Stock which are subject to Substitute Options, and shall maintain the effectiveness of such registration statement until all Substitute Options have been exercised, expired or forfeited.

  Section 3.6. Stockholders' Meetings. The Company shall take all action necessary, in accordance with applicable law and its Certificate of Incorporation and By-laws, to convene a special meeting of the holders of Company Common Stock (the "Company Meeting") as promptly as practicable for the purpose of considering and taking action upon this Amended and Restated Agreement. Subject to the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, as advised by outside counsel, the Board of Directors of the Company will recommend that holders of Company Common Stock vote in favor of and approve the Merger and the adoption of the Amended and Restated Agreement at the Company Meeting. At the Company Meeting, all of the shares of Company Common Stock then owned by Parent, Sub, or any other subsidiary of Parent, or with respect to which Parent, Sub, or any other subsidiary of Parent holds the power to direct the voting, will be voted in favor of approval of the Merger and adoption of this Amended and Restated Agreement.

  Section 3.7. Closing of the Company's Transfer Books. At the Effective Date, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall be made thereafter. In the event that, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided in Sections 3.1(b) and 3.2.

  Section 3.8. Assistance in Consummation of the Merger. Each of Parent, Sub and the Company shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Amended and Restated Agreement. Parent shall cause Sub to perform all of its obligations in connection with this Amended and Restated Agreement.

  Section 3.9. Closing. The Closing shall take place (i) at the offices of Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York 10022, at 9:00 A.M. local time on the day which is at least one business day after the day on which the last of the conditions set forth in
Article IX (other than those that can only be fulfilled on the Effective Date) is fulfilled or waived or (ii) at such other time and place as Parent and the Company shall agree in writing.

  Section 3.10. Transfer Taxes. Parent and Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other taxes (including, without limitation, any New York State Real Estate Transfer Tax) and any other fees and similar taxes which become payable in connection with the Merger other than transfer or stamp taxes payable in respect of transfers pursuant to Section 3.2(d)(i) (collectively, "Transfer Taxes"). From and after the Effective Date, Parent shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Company Common Stock, all Transfer Taxes.

                                  ARTICLE IV.

                   Representations and Warranties of Parent

  Parent represents and warrants to the Company as follows:

  Section 4.1. Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted.

  Section 4.2. Authority Relative to this Agreement. Section Authority Relative to this Agreement;. Parent has the corporate power to enter into this Amended and Restated Agreement and to carry out its obligations hereunder. The execution and delivery of this Amended and Restated Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Parent's Board of Directors. The Amended and Restated Agreement constitutes a valid and binding obligation of Parent enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. No other corporate proceedings on the part of Parent are necessary to authorize the Amended and Restated Agreement and the transactions contemplated hereby. Except as disclosed in Section 4.2 of the disclosure schedule delivered by Parent to the Company in connection with this Amended and Restated Agreement (the "Parent Disclosure Schedule"), Parent is not subject to or obligated under (i) any charter, by-law, indenture or other loan document provision or (ii) any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation or the loss of a material benefit, by its executing and carrying out this Amended and Restated Agreement other than, in the case of clause (ii) only, (A) any breaches, violations, defaults, terminations cancellations, modifications, accelerations or losses which, either singly or in the aggregate, has not had, or would not reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its subsidiaries taken as a whole (a "Parent Material Adverse Effect") or prevent the consummation of the transactions contemplated hereby and (B) the laws and regulations referred to in the next sentence. Except as disclosed in Section 4.2 of the Parent Disclosure Schedule, or in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act, and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Parent of the Merger or the other transactions contemplated by this Amended and Restated Agreement other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect or prevent the consummation of the transactions contemplated hereby or thereby.

  Section 4.3. Reports and Financial Statements. Parent has previously furnished the Company with true and complete copies of its (i) Annual Report on Form 10-K for the fiscal years ended December 31, 1994, December 31, 1995 and December 31, 1996, as filed with the Securities and Exchange Commission (the "Commission"), (ii) proxy statements related to all meetings of its shareholders (whether annual or special) since January 1, 1996, and (iii) all other reports or registration statements filed by Parent with the Commission since December 31, 1996, except for preliminary material (in the case of clauses (ii) and (iii) above) and except for registration statements on Form S-8 relating to employee benefit plans (clauses (i) through (iii) being referred to herein collectively as the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements included in the Parent SEC Reports: have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto); present fairly, in all material respects, the financial position of Parent and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended; and are in all material respects, in accordance with the books of account and records of the Parent and its subsidiaries.

  Section 4.4. Parent Action. The Board of Directors of Parent (at a meeting duly called and held) has by the requisite vote of all directors present determined that the Amended and Restated Agreement is advisable and in the best interests of Parent and its stockholders.

  Section 4.5. Financial Advisor. Parent represents and warrants that, except for Furman Selz LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Amended and Restated Agreement based upon arrangements made by or on behalf of Parent.

  Section 4.6. Parent Ownership of Stock. As of the date hereof Parent does not beneficially own any shares of Company Common Stock.

  Section 4.7. No Material Adverse Effect. As of the date of this Amended and Restated Agreement, except as disclosed in the Parent SEC Reports, Parent is not aware of any fact which, alone or together with another fact, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

  Section 4.8. Financial Capability. Parent has, or has available, sufficient funds to pay the aggregate Merger Consideration payable to the Company's stockholders on the terms and the subject to the conditions contemplated by this Amended and Restated Agreement.

                                  ARTICLE V.

                 Representations and Warranties of the Company

  The Company represents and warrants to Parent and Sub as follows:

  Section 5.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of the Company and its subsidiaries taken as a whole (a "Company Material Adverse Effect"). Complete and correct copies as of the date hereof of the Certificate of Incorporation and By-laws of the Company and each of its Significant Subsidiaries (as defined in Section 5.3) are attached to Section 5.1 of the disclosure schedule delivered by the Company to Parent prior to execution and delivery of this Amended and Restated Agreement (the "Company Disclosure Schedule"). The Certificate of Incorporation and By-laws of the Company are in full force and effect. The Company is not in violation of any provision of its Certificate of Incorporation or By-laws.

  Section 5.2. Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, no par value, and 1,000,000 shares of preferred stock, $0.01 par value. As of March 31, 1997, 54,632,577 shares of Company Common Stock were validly issued and outstanding, fully paid and nonassessable, and no shares of preferred stock were outstanding and (except for issuances upon the exercise of outstanding options) there have been no changes in such numbers of shares through the date hereof. As of the date hereof, there are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company's shareholders may vote issued or outstanding. As of April 12, 1997, except for
(i) options to acquire 5,379,705 shares of Company Common Stock, (ii) shares of Company Common Stock issuable pursuant to the Company's Employee Stock Purchase Plan, (iii) preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of February 24, 1994, between the Company and Bank of Boston, N.A., as rights agent, as amended (the "Rights Agreement"), and
(iv) as set forth in Section 5.2 of the Company Disclosure Schedule, there are no options, warrants, calls or other rights, agreements or commitments presently outstanding obligating the Company to issue, deliver or sell shares of its capital stock or debt securities, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment, and there have been no changes in such numbers through the date hereof. After the Effective Date, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Company or the Surviving Corporation pursuant to any Company Employee Benefit Plan (as defined in Section 5.8).

  Section 5.3. Subsidiaries. The only Subsidiaries (as defined in Section 11.16) of the Company are disclosed in Section 5.3 of the Company Disclosure Schedule; provided that there may be excluded from such Schedule any Subsidiaries that are currently not actively engaged in any business and which do not, individually and in the aggregate, have material liabilities or obligations. Each Significant Subsidiary (as such term is defined in Rule 1-02 of Regulation S-X under the Securities Act of 1933, as amended (the "Securities Act")) ("Significant Subsidiary") of the Company has been named in the Company SEC Reports (as hereinafter defined). Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation (except where the failure to be validly existing and in good standing would not be material to the business of such Subsidiary) and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Each Subsidiary of the Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified, when taken together with all such failures, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect. Section
5.3 of the Company

Disclosure Schedule contains, with respect to each Subsidiary of the Company, its name and jurisdiction of incorporation and, with respect to each Subsidiary that is not wholly owned, the number of issued and outstanding shares of capital stock and the number of shares of capital stock owned by the Company or a Subsidiary. All the outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid and nonassessable, and those owned by the Company or by a Subsidiary of the Company are owned free and clear of any liens, claims or encumbrances. Except as set forth in
Section 5.3 of the Company Disclosure Schedule, there are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Subsidiaries of the Company. Except as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, or as disclosed in Section 5.3 of the Company Disclosure Schedule and except for wholly owned subsidiaries which are formed after the date hereof in the ordinary course of business consistent with past practice, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity.

  Section 5.4. Authority Relative to this Agreement. The Company has the corporate power to enter into this Amended and Restated Agreement and to carry out its obligations hereunder. The execution and delivery of this Amended and Restated Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors. This Amended and Restated Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Except for the approval of the holders of a majority of the shares of Company Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize this Amended and Restated Agreement and the transactions contemplated hereby. Except as set forth in Section 5.4 of the Company Disclosure Schedule, the Company is not subject to or obligated under
(i) any charter, by-law, indenture or other loan document provision or (ii) any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation or the loss of a material benefit, by its executing and carrying out this Amended and Restated Agreement, other than, in the case of clause (ii) only, (A) any breaches, violations, defaults, terminations, cancellations, modifications, accelerations or losses which, either singly or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby and
(B) the laws and regulations referred to in the next sentence. Except as disclosed in Section 5.4 of the Company Disclosure Schedule or, with respect to the Merger or the transactions contemplated thereby, in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act, and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the Merger or the other transactions contemplated hereby, other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain has not had, or would not reasonably be expected to have, a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

  Section 5.5. Reports and Financial Statements. The Company has previously furnished Parent with true and complete copies of its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1994, December 31, 1995 and December 31, 1996, as filed with the Commission, (ii) proxy statements related to all meetings of its shareholders (whether annual or special) since January 1, 1996 and (iii) all other reports or registration statements filed by the Company with the Commission since December 31, 1996, except for preliminary material (in the case of clauses (ii) and (iii) above) and except for registration statements on Form S-8 relating to employee benefit plans, which are all the documents that the Company was required to file with the Commission since that date (clauses (i) through (iii) being referred to herein collectively as the "Company

SEC Reports"). As of their respective dates, the Company SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Company SEC Reports. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company included in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The financial statements included in the Company SEC
Reports: have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto); present fairly, in all material respects, the financial position of the Company and its Subsidiaries as at the dates thereof and the results of their operations and cash flow for the periods then ended; and are in all material respects, in accordance with the books of account and records of the Company and its Subsidiaries.

  Section 5.6. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports or as disclosed in Section 5.6 of the Company Disclosure Schedule, since December 31, 1996, there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate that has had, or would reasonably be expected to have, a Company Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a Company Material Adverse Effect; (iii) any entry into any commitment or transaction material to the Company and its Subsidiaries taken as a whole (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice; (iv) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to its capital stock; (v) any material change in its accounting principles, practices or methods; (vi) any repurchase or redemption with respect to its capital stock;
(vii) any split, combination or reclassification of any of the Company's capital stock or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of the Company's capital stock; (viii) any grant of or any amendment of the terms of any option to purchase shares of capital stock of the Company; (ix) any granting by the Company or any of its Subsidiaries to any director, officer or employee of the Company or any of its Subsidiaries of (A) any increase in compensation (other than in the case of employees in the ordinary course of business consistent with past practice) or (B) any increase in severance or termination pay; (x) any entry by the Company or any of its Subsidiaries into any employment, severance, bonus or termination agreement with any director, officer or employee of the Company or any of its Subsidiaries; or (xi) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

  Section 5.7. Litigation. Except as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 or as disclosed in Section
5.7 of the Company Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which, either alone or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of its subsidiaries having, or which would reasonably be expected to have, either alone or in the aggregate, any such Company Material Adverse Effect.

  Section 5.8. Employee Benefit Plans. (a) Section 5.8 of the Company Disclosure Schedule hereto sets forth a list of all "employee benefit plans", as defined in Section 3(3) of ERISA, and all other material employee benefit arrangements or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by Directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company, any Subsidiary of the Company or any Company ERISA

Affiliate (as defined below) or to which the Company, any Subsidiary of the Company or any Company ERISA Affiliate is obligated to contribute thereunder for current or former employees, independent contractors, consultants and leased employees of the Company, any Subsidiary of the Company or any Company ERISA Affiliate (the "Company Employee Benefit Plans").

  (b) None of the Company Employee Benefit Plans is a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), and neither the Company nor any Company ERISA Affiliate presently maintains such a plan. None of the Company, any Subsidiary or Company ERISA Affiliate (subject to the knowledge of the Company, in the case of any Subsidiary or Company ERISA Affiliate acquired by the Company, for periods prior to such acquisition), has withdrawn in a complete or partial withdrawal from any Multiemployer Plan, nor has any of them incurred any material liability due to the termination or reorganization of such a Multiemployer Plan.

  (c) No Company Benefit Plan nor the Company has incurred any material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA.

  (d) Except as set forth in Section 5.8 of the Company Disclosure Schedule, the Company does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

  (e) Except as set forth on Section 5.8 of the Company Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Amended and Restated Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to the Company or its Subsidiaries in the event of a change of control of the Company are the agreements and policies specifically referred to in Section
5.8 of the Company Disclosure Schedule (and, in the case of such agreements, the form of which is attached to the Company Disclosure Schedule). Each executive officer of the Company (as such term is defined in Rule 3b-7 under the Exchange Act) and each of the individuals identified on Section 5.8(e) of the Company Disclosure Schedule is a party to a non-competition agreement with the Company or a Significant Subsidiary, as the case may be, and copies of the forms of such non-competition agreements are attached to Section 5.8 of the Company Disclosure Schedule.

  (f) None of the Company Employee Benefit Plans is a "single employer plan", as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA, and neither the Company nor any Company ERISA Affiliate presently maintains such a plan. None of the Company, any of its Subsidiaries or any ERISA Affiliate has any material liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. None of the Company, any Subsidiary, or any Company ERISA Affiliate (subject to the knowledge of the Company, in the case of any Subsidiary or Company ERISA Affiliate acquired by the Company, for periods prior to such acquisition) has engaged in any transaction described in Section 4069 of ERISA.

  (g) Each Company Employee Benefit Plan that is intended to qualify under
Section 401 of the Code, and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS, and, to the Company's knowledge, nothing has occurred with respect to the operation or organization of any such Company Employee Benefit Plan and there have been no amendments to any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

  (h) Except as set forth on Section 5.8(h) of the Company Disclosure Schedule, all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof and no contributions have been made to the Company Employee Benefit Plans that would be considered non-deductible under the Code.

  (i) There has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Company Employee Benefit Plans.

  (j) True, correct and complete copies of the following documents, with respect to each of the Company Benefit Plans, have been delivered or made available to the Parent by the Company: (i) all plans and related trust documents and any other instruments or contracts under which the Company Employee Benefit Plans are operated, and amendments thereto; (ii) the Forms 5500 for the past three years and (iii) summary plan descriptions.

  (k) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Company's knowledge, threatened, against the Company Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or, to the Company's knowledge, against any fiduciary of the Company Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims).

  (l) The Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations.

  For purposes of this Amended and Restated Agreement, "Company ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with an entity within the meanings of Sections 414(b), (c) or
(m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

  Section 5.9. Labor Matters. Except as set forth in Section 5.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of the Company, threatened against the Company or its Subsidiaries relating to their business, except for any such proceeding which has not had, or would not reasonably be expected to have, a Company Material Adverse Effect. To the best knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries. There is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to the best knowledge of the Company, threatened against or affecting the Company or its Subsidiaries and neither the Company nor any Subsidiary has experienced any strike, material slowdown or material work stoppage or lockout since August 1, 1995.

  Section 5.10. Company Action. The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and fair and in the best interests of the Company and its shareholders, (b) approved the Merger in accordance with the provisions of Section 251 of the DGCL, (c) recommended the approval of this Amended and Restated Agreement and the Merger by the holders of the Company Common Stock and directed that the Merger be submitted for consideration by the Company's shareholders at the Company Meeting and (d) taken all necessary steps to ensure that a Distribution Date (as defined in the Rights Agreement) has not occurred and will not occur as a result of the execution and delivery of the Amended and Restated Agreement, the consummation of the Merger and the other transactions contemplated hereby nor will the Rights Agreement otherwise be applicable or any redemption or other fees be payable in respect thereof.

  Section 5.11. Financial Advisor. The Company has received the opinion of Merrill Lynch & Co. to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. The Company represents and warrants that, (i) except for Merrill Lynch & Co. and Lazard Freres & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Amended and Restated Agreement based upon arrangements made by or on behalf of the Company, and (ii) the fees and commissions payable to the Company's financial advisors, as contemplated by this Section, will not exceed the aggregate amount set forth in those certain letters, dated December 4, 1996, from Merrill Lynch & Co., and dated as of November 19, 1996, from Lazard Freres & Co. LLC, in each case to the Company, a copy of each of which is attached to the Company Disclosure Schedule.

  Section 5.12. Compliance with Applicable Laws. The Company and each of its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all courts, administrative agencies or commissions or other governmental authorities or instrumentalities, domestic or foreign (each, a "Governmental Entity"), material to the business of the Company or such Subsidiary, as the case may be, including, without limitation, applicable state insurance and health commissions, and other Governmental Entities regulating exclusive provider organizations, preferred provider organizations, medical utilization review organizations or third-party administrators (the "Company Permits"). The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits, except for such failures to comply which, singly or in the aggregate, would not be material to the business of the Company or such Subsidiary, as the case may be. Except as disclosed in the Company SEC Reports filed prior to the date of this Amended and Restated Agreement or in Section 5.12 of the Company Disclosure Schedule, the Company and each of its Subsidiaries are in compliance in all material respects with all laws, including applicable Medicare and Medicaid laws, ordinances and regulations of any Governmental Entity, including, without limitation, applicable state insurance and health commissions, and other Governmental Entities regulating exclusive provider organizations, preferred provider organizations, medical utilization review organizations or third-party administrators, except where the failure to comply would not be material to the business of the Company or such Subsidiary, as the case may be. Except as disclosed in Section 5.12 of the Company Disclosure Schedule, to the knowledge of the Company, no investigation or review by any Governmental Entity, including, without limitation, applicable state insurance and health commissions, with respect to the Company or any of its Subsidiaries is pending, or threatened, nor has any Governmental Entity, including, without limitation, applicable state insurance and health commissions, indicated an intention to conduct the same, other than those the outcome of which would not be material to the business of the Company or such Subsidiary, as the case may be.

  Section 5.13. Liabilities. As of the date hereof, except as disclosed in
Section 5.13 of the Company Disclosure Schedule, since the date of the latest balance sheet of the Company contained in the Company SEC Reports neither the Company nor any of its Subsidiaries has incurred any material liabilities or obligations (absolute, accrued, contingent or otherwise) of the type that is required to be disclosed in the Company SEC Reports (including the financial statements contained therein), other than liabilities incurred in the ordinary course of business and liabilities which are disclosed or provided for in the most recent Company SEC Reports. To the best knowledge of the Company, as of December 31, 1996, there was no basis for any claim or liability of any nature against the Company or its Subsidiaries, whether absolute, accrued, contingent or otherwise, which has had, or would reasonably be expected to have, a Company Material Adverse Effect, other than as reflected in the Company SEC Reports or disclosed in Section 5.13 of the Company Disclosure Schedule.

  Section 5.14. Taxes. (a) For the purposes of this Amended and Restated Agreement, the term "Tax" shall include all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties and assessments of any nature whatsoever together with all interest, penalties and additions imposed with respect to such amounts. Each of the Company and its subsidiaries has filed all material Tax returns required to be filed by any of them and has paid (or the Company has paid on its behalf), or has set up an adequate reserve for the payment of, all Taxes required to be paid in respect of the periods covered by such returns. The information contained in such Tax returns is true, complete and accurate in all material respects. Except as disclosed in Section 5.14 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is delinquent in the payment of any material Tax, assessment or governmental charge, except where such delinquency has not had, or would not reasonably be expected to have, a Company Material Adverse Effect. Except as disclosed in Section 5.14 of the Company Disclosure Schedule, no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that have not been finally settled or paid in full, and no requests for waivers of the time to assess any such Tax are pending. Except as set forth in Section 5.14 of the Company Disclosure Schedule, none of the Company and its Subsidiaries is obligated, or is reasonably expected to be obligated, to make any payments, or is a party to any agreement that under certain circumstances would obligate it, or reasonably be expected to obligate it, to make any payments that will not be deductible under Code (S) 280G.

  Section 5.15. Certain Agreements. Except as disclosed in the Company SEC Reports filed prior to the date of this Amended and Restated Agreement or in
Section 5.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any oral or written contract, agreement or commitment that would reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in Section 5.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in default (or would be in default with notice or lapse of time, or both) under any indenture, note, credit agreement, loan document, lease, license or other agreement including, but not limited to, any Company Benefit Plan, whether or not such default has been waived, which default, alone or in the aggregate with other such defaults, has had, or would reasonably be expected to have, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of all contracts, agreements and understandings relating to those clients, the loss of any one of which has had, or would reasonably be expected to have, a Company Material Adverse Effect.

  Section 5.16. Patents, Trademarks, Etc. Except as set forth in Section 5.16 of the Company Disclosure Schedule, the Company and its Subsidiaries owns or has valid rights to use all patents, trademarks, trade names, service marks, trade secrets, copyrights and licenses and other proprietary intellectual property rights and licenses as are material to the businesses of the Company and its subsidiaries (the "Intellectual Property"), and the Company does not have any knowledge of any conflict with the rights of the Company and its Subsidiaries therein or any knowledge of any conflict by them with the rights of others therein which have had, or would reasonably be expected to have, a Company Material Adverse Effect. Neither the Merger nor the transactions contemplated hereby will materially adversely affect the rights of the Company or any of its Subsidiaries in respect of any of the Intellectual Property.

  Section 5.17. No Material Adverse Effect. Except as disclosed in the Company SEC Reports or in the Company Disclosure Schedule, the Company is not aware of any fact which, alone or together with another fact, which has had, or would reasonably be expected to have, a Company Material Adverse Effect.

  Section 5.18. Representations Under Purchase Agreements. The Company has made available to Parent copies of all purchase agreements relating to acquisitions, including the related disclosure schedules, pursuant to which the Company has purchased the assets and operations of any other business, in each such case for a purchase price of in excess of $100 million, within the three-year period immediately preceding the date hereof ("Purchase Agreements"). Except with respect to any Purchase Agreements set forth in
Section 5.18 of the Company Disclosure Schedule (for which no representation or warranty is made under this Section 5.18), to the best knowledge of the Company, such Purchase Agreements (and the acquisitions of assets and operations of businesses thereunder), when taken as a whole, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

  Section 5.19. Absence Of Certain Business Practices. During the past five years, none of the Company's officers, employees or agents, nor any other person acting on behalf of any of them or the Company, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

  Section 5.20. Payments Under CCN Agreement. The maximum amount of payment obligations of the Company under Article I of that certain Acquisition Agreement, dated as of May 18, 1994, by and among the Company, Community Care Network, Inc., Alliance Healthcare Foundation and the other individuals named therein, including any payments made thereunder through the date hereof, will not exceed $120,000,000. The Company has made payments under Article I of such agreement through December 31, 1996 in the amount of $58,600,000.

  Section 5.21. Billing Practices. The Company has timely complied with its billing obligations under those contractual arrangements with pharmaceutical manufacturers pursuant to which it receives payments based upon the volume of pharmaceuticals the Company manages or purchases from such manufacturers, except in cases where the failure to timely bill in the past has not affected in any meaningful manner the Company's ability to collect amounts owed to it under such contractual arrangements and except as set forth in Section 5.21 of the Company Disclosure Schedule.

  Section 5.22. Conduct of Business by the Company. Except as set forth on
Section 5.22 of the Company Disclosure Schedule, from January 15, 1997 through the date hereof, the Company has complied with Section 7.1 of the Initial Agreement.

                                  ARTICLE VI.

                 Representations and Warranties Regarding Sub

  Parent and Sub jointly and severally represent and warrant to the Company as follows:

  Section 6.1 Organization. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub has not engaged in any business since it was incorporated other than in connection with its organization and the transactions contemplated by this Amended and Restated Agreement.

  Section 6.2. Capitalization. The authorized capital stock of Sub consists of 1,000 shares of Common Stock, par value $.01 per share, 1,000 shares of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all liens, claims and encumbrances.

  Section 6.3. Authority Relative to this Agreement. Sub has the corporate power to enter into this Amended and Restated Agreement and to carry out its obligations hereunder. The execution and delivery of this Amended and Restated Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and sole shareholder, and no other corporate proceedings on the part of Sub are necessary to authorize this Amended and Restated Agreement and the transactions contemplated hereby. Except as referred to herein or in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Sub of the Merger or the transactions contemplated by this Amended and Restated Agreement, other than filings, registrations, authorizations, consents or approvals the failure to make or obtain would not prevent the consummation of the transactions contemplated hereby.

                                 ARTICLE VII.

                    Conduct of Business Pending the Merger

  Section 7.1. Conduct of Business by the Company Pending the Merger. Prior to the Effective Date, unless Parent shall otherwise agree in writing:

    (i) Except as set forth in Section 7.1(i) of the Company Disclosure Schedule, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall, and shall cause its Subsidiaries to, use their reasonable efforts to preserve intact their present business organizations and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and on-going businesses shall be unimpaired at the Effective Date. The Company shall, and shall cause its Subsidiaries to, (a) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices; (b) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to the Company and its subsidiaries; (c) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and (d) perform in all material respects its obligations under all material contracts and commitments to which it is a party or by which it is bound;

    (ii) Except as set forth in Section 7.1(i) of the Company Disclosure Schedule and except as required by this Amended and Restated Agreement, the Company shall not and shall not propose to (A) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its subsidiaries (subject to the fiduciary duties of the Company's Board of Directors, as advised by outside counsel), (B) amend its Certificate of Incorporation or By-laws, (C) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (D) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company capital stock;

    (iii) the Company shall not, nor shall it permit any of its Subsidiaries to, (A) issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, any indebtedness having the right to vote on which the Company's shareholders may vote or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock other than issuances of Company Common Stock pursuant to employment agreements as in effect on the date hereof, the exercise of stock options outstanding on the date hereof or granted prior to the Effective Date under (x) automatic grants under the Company's 1991 Non Employee Director Stock Option Plan or
  (y) the Company's Employee Stock Purchase Plan; (B) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business; (C) incur additional indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business; (D) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, except that the Company may create new wholly owned Subsidiaries in the ordinary course of business consistent with past practice; or (E) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

    (iv) except as disclosed in Section 7.1(iv) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to, except as required to comply with applicable law and except as provided in Section 3.5 or Section 8.3 hereof, enter into any new (or amend any existing) Company Benefit Plan or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of directors, officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any director, officer or employee, except in any of the foregoing cases in accordance with pre-existing contractual provisions or in the ordinary course of business consistent with past practice; and

    (v) the Company shall not, nor shall it permit any of its Subsidiaries to, make any investments in non-investment grade securities exceeding $1,000,000 in the aggregate; provided, however, that the Company will be permitted to create new wholly owned Subsidiaries in the ordinary course of business;

provided that the foregoing shall not prohibit the Company from paying cash bonuses or awards, or making other awards to the extent set forth in Section 7.1A of the Company Disclosure Schedule, to its employees as compensation for services rendered to the Company in 1996 under the Company Benefit Plans consistent with past practice.

  Section 7.2. Conduct of Business by Parent Pending the Merger. Prior to the Effective Date, unless the Company shall otherwise agree in writing or except as otherwise required by this Amended and Restated Agreement, Parent shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted except where the failure to so act would not adversely affect Parent's ability to pay the aggregate Merger Consideration payable to the Company's stockholders.

  Section 7.3. Conduct of Business of Sub. During the period from the date of this Amended and Restated Agreement to the Effective Date, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Amended and Restated Agreement.

                                 ARTICLE VIII.

                             Additional Agreements

  Section 8.1. Access and Information. Each of the Company and Parent and their respective subsidiaries shall afford to the other and to the other's accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Date to all of its properties, books, contracts, commitments, records and personnel and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. Each of the Company and Parent shall hold, and shall cause their respective employees and agents to hold, in confidence all such information in accordance with the terms of the Confidentiality Agreements dated November 8, 1996 between Parent and the Company.

  Section 8.2. Proxy Statement. Parent and the Company shall cooperate and promptly prepare, and the Company shall file with the Commission as soon as practicable, a proxy statement with respect to the Company Meeting (the "Proxy Statement"), which shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company shall use all reasonable efforts, and Parent will cooperate with the Company, to have the Proxy Statement cleared by the Commission as promptly as practicable. The Company shall, as promptly as practicable, provide copies of any written comments received from the Commission with respect to the Proxy Statement to Parent and advise Parent of any oral comments with respect to the Proxy Statement received from the Commission. Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to Parent will be deemed to have been supplied by Parent and information concerning or related to the Company and the Company Meeting shall be deemed to have been supplied by the Company. The Company will provide Parent with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the Commission, and will provide Parent with a copy of all such filings made with the Commission. No amendment or supplement to the information supplied by Parent for inclusion in the Proxy Statement shall be made without the approval of Parent, which approval shall not be unreasonably withheld or delayed.

  Section 8.3. Employee Matters. As of the Effective Date, the employees of the Company and each Subsidiary shall continue employment with the Surviving Corporation and the Subsidiaries, respectively, in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, except as may be specifically required by applicable law or any contract, the Surviving Corporation and the Subsidiaries shall not be obligated to continue any employment relationship with any employee for any specific period of time. Except with respect to the Option Plans to be terminated by the Company as provided by Section 3.5(a) hereof, as of the Effective Date, the Surviving Corporation shall be the sponsor of the Company Employee Benefit Plans sponsored by the Company immediately prior to the Effective Date, and Parent shall cause the Surviving Corporation and the Subsidiaries to satisfy all obligations and liabilities under such Company Employee Benefit Plans. As soon as practicable after the Effective Date, Parent shall provide benefits to employees of Company and its Subsidiaries which are substantially similar to the benefits provided to similarly situated employees of Parent and its Subsidiaries. To the extent any employee benefit plan, program or policy of the Parent or its affiliates is made available to the employees of the Surviving Corporation or its Subsidiaries: (i) service with the Company and the Subsidiaries by any employee prior to the Effective Date shall be credited for eligibility and vesting purposes under such plan, program or policy, but not for benefit accrual purposes, and (ii) with respect to any welfare benefit plans to which such employees may become eligible, Parent shall cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by the Company and the Subsidiaries for their employees prior to the Effective Date.

  Section 8.4. Indemnification. (a) From and after the Effective Date, Parent shall indemnify, defend and hold harmless the officers, directors and employees of the Company and its subsidiaries who were such at any time prior to the Effective Date (the "Indemnified Parties") from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by this Amended and Restated Agreement to the fullest extent permitted or required under applicable law, including without limitation the advancement of expenses. Parent agrees that all rights to indemnification existing in favor of the directors, officers or employees of the Company as provided in the Company's Certificate of Incorporation or By-Laws, as in effect as of the date hereof, with respect to matters occurring through the Effective Date, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Date. Parent agrees to cause the Surviving Corporation to maintain in effect for not less than three years after the Effective Date the current policies of directors' and officers' liability insurance maintained by the Company with respect to matters occurring on or prior to the Effective Date; provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage (with carriers comparable to the Company's existing carriers) containing terms and conditions which are no less advantageous to the Indemnified Parties; and provided, further, that Parent shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 200% of the current annual premium paid by the Company for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

  (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Amended and Restated Agreement is commenced, whether before or after the Effective

Date, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

  Section 8.5. HSR Act. The Company and Parent shall use their best efforts to file as soon as practicable notifications required under the HSR Act (and not heretofore obtained) in connection with the Merger and the transactions contemplated hereby, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

  Section 8.6. Additional Agreements. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Amended and Restated Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings under the HSR Act and with all applicable Governmental Entities) and to lift any injunction to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

  (b) In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Amended and Restated Agreement, the proper officers and/or directors of Parent, the Company and the Surviving Corporation shall take all such necessary action.

  Section 8.7. Alternative Proposals. Prior to the Effective Date, the Company agrees (a) that neither it nor any of its Subsidiaries shall, and it shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its Significant Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement relating to any Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 8.7; and (c) that it will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 8.7 shall prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of assets, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of the Company determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (C) the Company keeps Parent promptly informed of the status and all material terms and conditions of any such discussions or negotiations (including identities of parties) and, if any such proposal or inquiry is in writing, furnishes a copy of such proposal or inquiry to Parent as soon as practicable after the receipt thereof; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this
Section 8.7 shall (x) permit the Company to terminate this Amended and Restated Agreement (except as specifically provided in Article X hereof), (y) permit the Company to enter into any agreement with respect to an Alternative Proposal during the term of this Amended and Restated Agreement (it being agreed that during the term of this Amended and Restated Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of the Company under this Amended and Restated Agreement.

  Section 8.8. Advice of Changes; SEC Filings. The Company shall confer on a regular basis with Parent on operational matters. Parent and the Company shall promptly advise each other orally and in writing of any change or event that has had, or could reasonably be expected to have, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be. The Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party with the Commission or any other state or federal Governmental Entity in connection with this Amended and Restated Agreement and the transactions contemplated hereby.

  Section 8.9. Restructuring of Merger. Upon the mutual agreement of Parent and the Company, the Merger shall be restructured in the form of a forward subsidiary merger of the Company into Sub, with Sub being the surviving corporation, or as a merger of the Company into Parent, with Parent being the surviving corporation. In such event, this Amended and Restated Agreement shall be deemed appropriately modified to reflect such form of merger.

  Section 8.10. Other Matters. The Company hereby agrees that its covenants, representations and warranties (including the Company Disclosure Schedule to the extent it relates thereto) in this Amended and Restated Agreement, insofar as they relate to its Subsidiaries, are made as though Value Oncology Sciences, Inc. ("VOS") were a Subsidiary; provided that (i) this Section 8.10 shall not be deemed to require the Company to cause VOS to take any action or to refrain from taking any action and (ii) the representations and warranties made in this Amended and Restated Agreement, insofar as they would relate to VOS, shall be deemed to be made to the best knowledge of the Company.

                                  ARTICLE IX.

                             Conditions Precedent

  Section 9.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

    (a) This Amended and Restated Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the Company Common Stock.

    (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (c) No preliminary or permanent injunction or other order by any federal or state court in the United States of competent jurisdiction which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction lifted).

    (d) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Amended and Restated Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Date and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect on the business of Parent and the Company (and their respective Subsidiaries), taken as a whole, following the Effective Date.

    (e) All consents, authorizations, orders and approvals required under insurance holding company statutes or similar statutes regulating managed care or insurance organizations required in connection with the execution, delivery and performance of this Amended and Restated Agreement shall have been obtained.

  Section 9.2. Condition to Obligation of the Company to Effect the
Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the condition, unless waived by the Company, that Parent and Sub shall have performed in all material respects their agreements contained in this Amended and Restated Agreement required to be performed on or prior to the Effective Date, and the representations and warranties of Parent and Sub contained in this Amended and Restated Agreement shall be true in all material respects when made and on and as of the Effective Date as if made on and as of such date (except to the extent they relate to a particular date), except as expressly contemplated or permitted by this Amended and Restated Agreement, and the Company shall have received a certificate of the President or Chief Executive Officer or a Vice President of Parent and Sub to that effect.

  Section 9.3. Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the additional following conditions, unless waived by Parent:

    (a) The Company shall have performed in all material respects its agreements contained in this Amended and Restated Agreement required to be performed on or prior to the Effective Date, and the representations and warranties of the Company contained in this Amended and Restated Agreement shall be true in all material respects when made and on and as of the Effective Date as if made on and as of such date (except to the extent they relate to a particular date), except as expressly contemplated or permitted by this Amended and Restated Agreement, and Parent and Sub shall have received a certificate of the President or Chief Executive Officer or a Vice President of the Company to that effect; provided, however, that a representation and warranty shall be deemed to be true and correct as of the Effective Date if such representation and warranty would have been true and correct as of such date but for the occurrence of an event referred to in Section 9.3(a) of the Company Disclosure Schedule.

    (b) From the date of this Amended and Restated Agreement through the Effective Date, there shall not have occurred any change (other than a change resulting from events referred to in Section 9.3(a) of the Company Disclosure Schedule), individually or together with other changes, that has had, or would reasonably be expected to have, a material adverse change in the financial condition, business, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

                                  ARTICLE X.

                       Termination, Amendment and Waiver

  Section 10.1. Termination by Mutual Consent. This Amended and Restated Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the approval of this Amended and Restated Agreement by the stockholders of the Company, by the mutual consent of Parent and the Company.

  Section 10.2. Termination by Either Parent or the Company. This Amended and Restated Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by August 31, 1997, or (b) the approval of the Company's stockholders required by Section 3.6 shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Amended and Restated Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Amended and Restated Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Amended and Restated Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by August 31, 1997.

  Section 10.3. Termination by the Company. This Amended and Restated Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the adoption and approval by the stockholders of the Company referred to in Section 3.6, by action of the Board of Directors of the Company, if (a) in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law, the Board of Directors of the Company determines that such termination is required by reason of an Alternative Proposal being made, or (b) there has been a breach by Parent or Sub of any representation or warranty contained in this Amended and Restated Agreement which would have or would be reasonably likely to have a Parent Material Adverse Effect, or (c) there has been a material breach of any of the covenants or agreements set forth in this Amended and Restated Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent.

  Section 10.4. Termination by Parent. This Amended and Restated Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, by action of the Board of Directors of Parent, if (a) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Amended and Restated Agreement or the Merger or shall have recommended an Alternative Proposal to the Company stockholders, (b) there has been a breach by the Company of any representation or warranty contained in this Amended and Restated Agreement which has had, or would be reasonably expected to have, a Company Material Adverse Effect, (c) there has been a material breach of any of the covenants or agreements set forth in this Amended and Restated Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company or (d) a change or changes having the effect specified in Section 9.3(b) shall have occurred.

  Section 10.5. Effect of Termination and Abandonment. (a) In the event that
(x) any person shall have made an Alternative Proposal and thereafter this Amended and Restated Agreement is terminated either by the Company pursuant to
Section 10.3(a) or by either party pursuant to Section 10.2(b), (y) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Amended and Restated Agreement or the Merger or shall have recommended an Alternative Proposal to the Company stockholders and Parent shall have terminated this Amended and Restated Agreement pursuant to Section 10.4(a) or (z) any person shall have made an Alternative Proposal and thereafter this Amended and Restated Agreement is terminated for any reason other than those set forth in clauses
(x) or (y) above and within 12 months thereafter any Alternative Proposal shall have been consummated, then the Company shall promptly, but in no event later than two days after such termination, pay Parent a fee of $45,000,000, which amount shall be payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 10.5(a) are an integral part of the transactions contemplated in this Amended and Restated Agreement, and that, without these agreements, Parent and Sub would not enter into this Amended and Restated Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 10.5(a), and, in order to obtain such payment, Parent or Sub commences a suit which results in a judgment against the Company for the fee set forth in this Section 10.5(a), the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum.

  (b) In the event of termination of this Amended and Restated Agreement and the abandonment of the Merger pursuant to this Article X, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 10.5 and Section 11.3 and except for the provisions of Sections 11.5, 11.6,

11.7, 11.9, 11.11, 11.12 and 11.15. Moreover, in the event of termination of this Amended and Restated Agreement pursuant to Section 10.2, 10.3 or 10.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Amended and Restated Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity; provided that following termination of this Amended and Restated Agreement upon the occurrence of any of the events described in clauses (x), (y) or (z) of Section 10.5, and provided that the fee payable pursuant to Section 10.5 shall after such termination be paid, neither Parent nor Sub shall (i) have any rights whatsoever in respect of or in connection with the representations and warranties of the Company, (ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under this Amended and Restated Agreement against any entity or person submitting an Acquisition Proposal or (iii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against the Company or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation, or approval of an Acquisition Proposal.

  Section 10.6. Extension; Waiver. At any time prior to the Effective Date, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE XI.

                              General Provisions

  Section 11.1 Non-Survival of Representations, Warranties and Agreements. All representations and warranties set forth in this Amended and Restated Agreement shall terminate at the Effective Date. All covenants and agreements set forth in this Amended and Restated Agreement shall survive in accordance with their terms.

  Section 11.2. Notices. All notices or other communications under this Amended and Restated Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

    If to the Company:

    Value Health, Inc.
    22 Waterville Road
    Avon, CT 06001
    Attention: General Counsel
    Telecopy No.: (203) 676-8695

    With a copy to:

    Willkie Farr & Gallagher
    One Citicorp Center
    153 East 53rd Street
    New York, New York 10022
    Attention: Michael A. Schwartz, Esq.
    Telecopy No.: (212) 821-8111

    If to Parent or Sub:

    Columbia/HCA Healthcare Corporation
    One Park Plaza
    Nashville, TN 37203
    Attention: General Counsel
    Telecopy No.: (615) 320-2496

    With a copy to:

    Fried, Frank, Harris, Shriver & Jacobson
    One New York Plaza
    New York, NY 10004
    Attention: Jeffrey Bagner
    Telecopy No.: (212) 859-4000

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

  Section 11.3. Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Amended and Restated Agreement and the transactions contemplated by this Amended and Restated Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated except as expressly provided herein and except that
(a) the filing fee in connection with the HSR Act filing, (b) the filing fee in connection with the filing of the Registration Statement on Form S-4 (as contemplated by the Initial Agreement) (the "Form S-4") or Proxy Statement with the Commission and (c) the expenses incurred in connection with printing and mailing the Proxy Statement and printing the Form S-4, shall be shared equally by the Company and Parent.

  Section 11.4. Publicity. So long as this Amended and Restated Agreement is in effect, Parent, Sub and the Company agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Amended and Restated Agreement, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange. The commencement of litigation relating to this Amended and Restated Agreement or the transactions contemplated hereby or any proceedings in connection therewith shall not be deemed a violation of this Section 11.4.

  Section 11.5. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Amended and Restated Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Amended and Restated Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  Section 11.6. Assignment; Binding Effect. Neither this Amended and Restated Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Amended and Restated Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Amended and Restated Agreement to the contrary, nothing in this Amended and Restated Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Amended and Restated Agreement; provided that the Indemnified Parties shall be third-party beneficiaries of Parent's agreement contained in Section 8.4 hereof.

  Section 11.7. Entire Agreement. This Amended and Restated Agreement, the Exhibits, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement dated November 8, 1996, between the Company and Parent and any documents delivered by the parties in connection herewith and therewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Amended and Restated Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

  Section 11.8. Amendment. This Amended and Restated Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Amended and Restated Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 11.9. Governing Law. This Amended and Restated Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws.

  Section 11.10. Counterparts. This Amended and Restated Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

  Section 11.11 Headings and Table of Contents. Headings of the Articles and Sections of this Amended and Restated Agreement and the Table of Contents are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

  Section 11.12 Interpretation. In this Amended and Restated Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

  Section 11.13 Waivers. At any time prior to the Effective Date, the parties hereto, by or pursuant to action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Amended and Restated Agreement, no action taken pursuant to this Amended and Restated Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Amended and Restated Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

  Section 11.14. Incorporation of Exhibits. The Company Disclosure Schedule, the Parent Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

  Section 11.15 Severability. Any term or provision of this Amended and Restated Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amended and Restated Agreement or affecting the validity or enforceability of any of the terms or provisions of this Amended and Restated Agreement in any other jurisdiction. If any provision of this Amended and Restated Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  Section 11.16 Subsidiaries. As used in this Amended and Restated Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

  IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Amended and Restated Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                          Columbia/HCA Healthcare Corporation

                                          /s/ Richard L. Scott
                                          _____________________________________
                                          By: Richard L. Scott
                                          Title: Chairman of the Board and
                                               Chief Executive Officer

                                          CVH Acquisition Corporation

                                          /s/ Stephen T. Braun
                                          _____________________________________
                                          By: Stephen T. Braun
                                          Title: Vice President

                                          Value Health, Inc.

                                          /s/ Robert E. Patricelli
                                          _____________________________________
                                          By: Robert E. Patricelli
                                          Title: Chairman of the Board and
                                               Chief Executive Officer

                                                                APPENDIX B


                                                           INVESTMENT BANKING

LOGO
                                                           Corporate and
                                                           Institutional
                                                           Client Group

                                                           World Financial
                                                           Center
                                                           North Tower
                                                           New York, New York
                                                           10281-1330
                                                           212 449 1000


                                                         April 14, 1997
Board of Directors
Value Health, Inc.
22 Waterville Road
Avon, Connecticut 06001

Members of the Board:

  You have informed us that Value Health, Inc. (the "Company"), Columbia/HCA Healthcare Corporation (the "Acquiror"), and a newly formed wholly owned subsidiary of the Acquiror (the "Acquisition Sub") propose to enter into an Amended and Restated Agreement and Plan of Merger dated as of April 14, 1997 (the "Agreement") pursuant to which the Acquisition Sub will be merged with and into the Company in a transaction (the "Merger") in which each outstanding share of common stock, no par value, of the Company (the "Company Shares") not owned directly or indirectly by the Acquiror or the Company will be converted into the right to receive $20.50 in cash per share (the "Merger Consideration").

  You have asked us whether, in our opinion, the Merger Consideration is fair to the holders of the Company Shares (other than the Acquiror and its affiliates) from a financial point of view.

  In arriving at the opinion set forth below, we have, among other things:

  (1) Reviewed certain publicly available business and financial information that we deemed relevant relating to the Company and the Acquiror and the respective industries in which they operate;

  (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

  (3) Conducted discussions with members of senior management and representatives of the Company concerning the foregoing, including its businesses and prospects;

  (4) Reviewed the historical market prices and trading activity for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be comparable to the Company;

  (5) Compared the historical and projected results of operations of the Company with those of certain companies that we deemed to be comparable to the Company;

  (6) Compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions that we deemed to be relevant;

  (7) Reviewed a draft of the Agreement in the form provided to us and have assumed that the final form of such agreement will not vary in any manner that is material to our analysis;

  (8) Reviewed a copy of a letter dated April 14, 1997 to the Company from MedPartners, Inc. ("MedPartners") proposing to acquire the Company, subject to certain conditions, in a merger transaction with a fixed exchange ratio of 1.112 shares of MedPartners common stock for each Company Share (the "MedPartners Proposal"); and

  (9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available and have further relied on the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. We have not assumed any responsibility for independently verifying such information and we have not undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we conducted a physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company or its representatives, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company and that in all material respects they will be realized in the amounts and time indicated thereby. We express no view as to such financial forecast information or the assumptions on which they were based.

  Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date hereof. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

  In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company. Although we have considered the MedPartners Proposal in rendering this opinion, we express no opinion as to the relative value of the Merger Consideration as compared to the consideration that may be proposed to be delivered pursuant to any other transaction proposal which the Company has received or may receive, including the MedPartners Proposal.

  We are acting as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and/or financing services to the Company and/or the Acquiror and may continue to do so and have received, and may receive, fees for the rendering of such services. In the ordinary course of our business, we may actively trade in the securities of the Company and the Acquiror (and anticipate trading after the Merger in the securities of Acquiror) for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  On the basis of and subject to the foregoing, we are of the opinion, as of the date hereof, that the Merger Consideration is fair from a financial point of view to the holders of the Company Shares other than the Acquiror and its affiliates.

  This opinion is for the use and benefit of the Board of Directors of the Company in its evaluation of the Merger and shall not be used for any other purpose without our prior written consent.

                                 Very truly yours,

                                 MERRILL LYNCH, PIERCE, FENNER & SMITH
                                  INCORPORATED

                                                          INVESTMENT BANKING

LOGO                                                      Corporate and
                                                          Institutional

                                                          Client Group

                                                          World Financial
                                                          Center

                                                          North Tower

                                                          New York, New York
                                                          10281-1330

                                                          212 449 1000

  We hereby consent to the use of our opinion letter dated April 14, 1997 to the Board of Directors of Value Health, Inc. included as Appendix B to the Proxy Statement relating to the proposed merger of CVH Acquisition Corporation, a wholly owned subsidiary of Columbia/HCA Healthcare Corporation, with and into Value Health, Inc. and to the references to such opinion in such Proxy Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Proxy Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                MERRILL LYNCH, PIERCE, FENNER & SMITH
                                 INCORPORATED


May 12, 1997

                                                                     APPENDIX C

                       DELAWARE GENERAL CORPORATION LAW

                                  SECTION 262

262 APPRAISAL RIGHTS--

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 299, L. '96, eff. 2-1-96 and Ch. 349, L. '96, eff. 7-1-96.)

                                                                      1426-PS-97

                               VALUE HEALTH, INC.
      PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF
                       STOCKHOLDERS OF VALUE HEALTH, INC.

                               JUNE 18, 1997

  The undersigned stockholder of Value Health, Inc. ("Value Health") hereby appoints Robert E. Patricelli and Steven J. Shulman, and each of them, the lawful proxies of the undersigned, with full powers of substitution and revocation, to vote on behalf of the undersigned all shares of Value Health common stock, no par value (the "Value Health Common Stock"), which the undersigned is entitled to vote at the special meeting of the stockholders of Value Health to be held on June 18, 1997 (the "Special Meeting"), at 10:00 a.m. at the Avon Old Farms Inn, 1 Nod Road, Avon, Connecticut 06001, and at any and all adjournments and postponements thereof, upon all matters presented before the Special Meeting, and does hereby ratify and confirm all that said proxies or their substitutes may lawfully do by virtue hereof. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders, and hereby instructs said proxies to vote said shares of Value Health Common Stock as indicated hereon.
  THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, EXECUTED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE AMENDED AND RESTATED MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, THE ADJOURNMENT PROPOSAL AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
  PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-
                                 PAID ENVELOPE.
(1) APPROVE AND ADOPT THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, DATED AS OF APRIL 14, 1997 (THE "MERGER AGREEMENT"), BY AND AMONG COLUMBIA/HCA HEALTHCARE CORPORATION ("COLUMBIA"), CVH ACQUISITION CORPORATION, A WHOLLY OWNED SUBSIDIARY OF COLUMBIA ("COLUMBIA SUB"), AND VALUE HEALTH, WHEREBY (I) COLUMBIA SUB WILL MERGE WITH AND INTO VALUE HEALTH, WHICH WILL THEREUPON BECOME A SUBSIDIARY OF COLUMBIA (THE "MERGER"), AND (II) EACH STOCKHOLDER OF VALUE HEALTH WILL RECEIVE FOR EACH SHARE OF VALUE HEALTH COMMON STOCK HELD AS OF THE EFFECTIVE DATE OF THE MERGER, $20.50 IN CASH.
                 FOR            AGAINST         ABSTAIN
                  [_]             [_]             [_]
(2) APPROVE AN ADJOURNMENT OF THE SPECIAL MEETING TO ANOTHER TIME AND/OR PLACE FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE MERGER AGREEMENT.
                 FOR            AGAINST         ABSTAIN
                  [_]             [_]             [_]
THE BOARD OF DIRECTORS OF VALUE HEALTH UNANIMOUSLY RECOMMENDS A VOTE FOR THESE PROPOSALS.


                                           Dated ________________________, 1997

                                           ____________________________________
                                           Signature of Stockholder

                                           Name: ______________________________

                                           Title: _____________________________

                                           ____________________________________
                                           Signature of Stockholder (if held
                                           jointly)

                                           Name: ______________________________

                                           Title: _____________________________

NOTE: Please sign exactly as your name appears on the stock certificate. If joint owners, both owners should sign this Proxy. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. If a corporation, please sign in full corporate name by the duly authorized officer. If a partnership, please sign in partnership name by an authorized person.